Exhibit 10.1







                            ASSET PURCHASE AGREEMENT



                               Dated April 1, 1998



                                 By and Between


                              Banc One Corporation
                                       and
                         Banc One Mortgage Corporation,
                                    as Seller

                                       and

                             HomeSide Lending, Inc.,
                                  as Purchaser











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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I DEFINITIONS..........................................................2

ARTICLE II PURCHASE AND DELIVERY OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED
LIABILITIES...................................................................16
         2.1      Delivery of Purchased Assets; Assumption of Assumed
                  Liabilities.................................................16
         2.2      Purchase Price; Payment.....................................16
         2.3      Allocation of Purchase Price................................17
         2.4      Proration of Expenses.......................................17

ARTICLE III CLOSING, TRANSFERS AND RELATED ITEMS..............................18
         3.1      Closing and Closing Date....................................18
         3.2      Interim Servicing...........................................19
         3.3      Custodial Files.............................................19
         3.4      Assignment and Assumption Documents.........................19
         3.5      Investor Consents and Consenting Party Consents.............20
         3.6      Notices.....................................................20
         3.7      Certain Servicing and Loan Transfer Actions.................21
         3.8      Tax Service; Flood Service..................................21
         3.9      Interest Rate Adjustments...................................21
         3.10     Forwarding of Certain Items.................................22
         3.11     Interest on Custodial Accounts..............................22
         3.12     IRS Reporting...............................................22
         3.13     Further Assistance and Assurances...........................22
         3.14     Mortgage Pools..............................................23
         3.15     Other Consents..............................................23

ARTICLE IV GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER...................23
         4.1      Organization................................................24
         4.2      Authority...................................................24
         4.3      Non-Contravention...........................................24
         4.4      Consents, Approvals and Notices.............................25
         4.5      Title to and Sufficiency of Purchased Assets................25
         4.6      Existing Options............................................25
         4.7      Financial Statements; Records...............................25
         4.8      Litigation..................................................26
         4.9      Compliance with Laws; Permits and Licenses..................26
         4.10     Absence of Certain Changes or Events........................26
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         4.11     Taxes.......................................................27
         4.12     Ownership and Leases of Property............................27
         4.13     Insurance...................................................29
         4.14     Intellectual Property.......................................29
         4.15     Contracts...................................................30
         4.16     Employee Matters............................................31
         4.17     No Accrued Liabilities......................................32
         4.18     Solvency....................................................32
         4.19     Transactions with Affiliates................................32
         4.20     Brokers.....................................................32
         4.21     No Regulatory Impediment....................................32
         4.22     Statements Made.............................................33

ARTICLE V MORTGAGE BANKING AND RELATED  REPRESENTATIONS OF SELLER.............33
         5.1      Portfolios and Listed Agreements............................33
         5.2      Portfolio Information; Related Matters......................33
         5.3      Enforceability of Listed Agreements.........................34
         5.4      Compliance with Listed Agreements...........................34
         5.5      Advances and Accounts Receivable............................35
         5.6      No Recourse.................................................35
         5.7      Mortgage Loan Representations and Warranties................35
         5.8      Mortgage Banking Qualification..............................42
         5.9      Mortgage Banking Compliance.................................43
         5.10     Inquiries...................................................44
         5.11     IRS Reports.................................................44

ARTICLE VI GENERAL REPRESENTATIONS AND WARRANTIES OF PURCHASER................44
         6.1      Organization................................................44
         6.2      Authority...................................................44
         6.3      Non-Contravention...........................................45
         6.4      Consents....................................................45
         6.5      Brokers.....................................................45
         6.6      No Regulatory Impediment....................................46
         6.7      Statements Made.............................................46

ARTICLE VII COVENANTS.........................................................46
         7.1      Conduct of Business.........................................46
         7.2      No Solicitation.............................................48
         7.3      Access; Confidentiality.....................................48
         7.4      Taking of Necessary Action..................................49
         7.5      Name and Marks..............................................50
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         7.6      Non-Competition and Related Matters.........................50
         7.7      Disclosure..................................................51
         7.8      Final Certification and Recertification.....................51
         7.9      Further Assurances..........................................51
         7.10     Missing Mortgage Loan Documents.............................52
         7.11     Releases....................................................52
         7.12     Non-Solicitation of Mortgagors..............................52
         7.13     Certain Liens...............................................52
         7.14     Transitional Agreement......................................52

ARTICLE VIII EMPLOYEE MATTERS.................................................53
         8.1      Certain Employee Matters....................................53

ARTICLE IX CONDITIONS TO THE CLOSING..........................................54
         9.1      Conditions of Obligation of Each Party......................54
         9.2      Additional Conditions to the Obligations of Purchaser.......54
         9.3      Additional Conditions to the Obligations of Seller..........56

ARTICLE X TERMINATION, AMENDMENT AND WAIVER...................................56
         10.1     Termination.................................................56
         10.2     Effect of Termination.......................................57

ARTICLE XI TAX MATTERS........................................................57
         11.1     Returns.....................................................57
         11.2     Contests....................................................57
         11.3     Payment of Taxes............................................58
         11.4     Notices.....................................................58
         11.5     Cooperation.................................................58
         11.6     Transfer Taxes..............................................59
         11.7     Information Returns.........................................59

ARTICLE XII INDEMNIFICATION BY SELLER.........................................59
         12.1     Indemnification.............................................59
         12.2     Indemnification Procedure...................................60
         12.3     Repurchase of Mortgage Loans and Servicing..................61
         12.4     General.....................................................62
         12.5     Allocation of Risk..........................................63
         12.6     Materiality Thresholds......................................63

ARTICLE XIII INDEMNIFICATION BY PURCHASER.....................................64
         13.1     Indemnification.............................................64
         13.2     Indemnification Procedure...................................64
         13.3     General.....................................................65
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         13.4     Allocation of Risk..........................................66

ARTICLE XIV GENERAL PROVISIONS................................................66
         14.1     Notices.....................................................66
         14.2     Interpretation..............................................68
         14.3     Amendment and Modification; Waiver..........................68
         14.4     Entire Agreement............................................68
         14.5     Fees and Expenses...........................................68
         14.6     Third Party Beneficiaries...................................68
         14.7     Certain Remedies............................................68
         14.8     Assignment; Binding Effect..................................69
         14.9     Governing Law...............................................69
         14.10    Counterparts................................................69



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DISCLOSURE SCHEDULE

Section 1(i)               -   Delinquent Loans
Section 1(ii)              -   Purchased Fixed and Other Seller Assets
Section 1(iii)             -   Purchased Accounts Receivables
Section 1(iv)              -   Purchased Advances
Section 4.4(a)             -   Consents, Authorizations, Etc.
Section 4.4(b)             -   Third Party Consents
Section 4.5(a)             -   Liens
Section 4.7                -   Financial Statements
Section 4.8(i)             -   Litigation
Section 4.8(ii)            -   Order, Judgments, Injunctions and Decrees
Section 4.9(a)             -   Applicable Laws
Section 4.9(b)             -   Permits, Licenses, Etc.
Section 4.11(a)            -   Taxes
Section 4.11(b)            -   Unexamined Tax Returns
Section 4.11(c)            -   Tax Waivers
Section 4.12(b)            -   Leased Premises Being Assumed; Consents
Section 4.12(f)(i)         -   Personal Property Leases
Section 4.12(f)(ii)        -   Consents, Etc. with respect to Personal  Property
                               Leases
Section 4.13               -   Insurance
Section 4.14               -   Intellectual Property
Section 4.15               -   Contract Restrictions
Section 4.16(a)            -   Employment Investigations
Section 4.16(b)            -   Employment Litigation
Section 4.16(d)            -   Compensation and Similar Arrangements
Section 4.19               -   Transactions with Affiliates
Section 5.1(a)             -   Servicing  and   Subservicing  Agreements/Certain
                               Mortgage  Pools
                               (Part A and Part B)
Section 5.1(b)             -   FHLMC/FNMA/GNMA Mortgage Pools;
                                 Private Investor Loans
Section 5.3(c)             -   Liens on Servicing Agreements
Section 5.4(a)             -   Listed Agreement Defaults
Section 5.4(b)             -   Listed Agreement Breached
                                 Representations and Warranties
Section 5.6                -   Recourse Loans
Section 5.7(a)             -   Repurchase Demands
Section 5.7(c)             -   Supplemental Payments
Section 5.7(d)(i)          -   Mechanics and Similar Liens
Section 5.7(d)(ii)         -   Title Insurance Claims
Section 5.7(e)             -   Advanced Funds
Section 5.7(g)             -   Mortgage Insurance
Section 5.7(k)             -   Damages to Mortgaged Property


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Section 5.7(l)             -   Mortgage Loan Certifications
Section 5.7(o)             -   Mortgage Escrow Payment Deficiencies
Section 5.7(r)(i)          -   Negative  Amortization \ Funded  Interest  Rate
                               Buydown
Section 5.7(r)(ii)         -   Convertible Loans
Section 5.7(r)(iii)        -   Special Characteristic Loans
Section 5.7(r)(iv)         -   Condominiums and Co-ops
Section 5.7(s)             -   Soldiers and Sailors Relief Act
Section 5.8                -   Agency Approvals, Licenses, Etc.
Section 5.9(a)             -   Laws and Regulations
Section 5.9(b)             -   Custodial Account Payments\ Interest on Account
Section 5.10               -   Audits and Inquiries
Section 7.1(c)(v)          -   Class Action Settlements


EXHIBITS

Exhibit A                  -   Seller's Opinion
Exhibit B                  -   Form of Intellectual Property Assignment
Exhibit C                  -   Tape Assumptions
Exhibit D                  -   Sellers' Certificate
Exhibit E                  -   Purchaser's Certificate
Exhibit F                  -   Form of Transitional Agreement


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                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated April 1, 1998 (the "Effective Date"), by and between Banc One Corporation, an Ohio corporation ("BOC"), and Banc One Mortgage Corporation, a Delaware corporation ("BOMC") (collectively, "Seller") and HomeSide Lending, Inc., a Florida corporation ("Purchaser").


                              W I T N E S S E T H :

         WHEREAS, Seller is engaged in the business of brokering, originating, making, acquiring, selling and servicing and subservicing residential mortgage loans and securities based on and backed by such residential mortgage loans;

         WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell, and Purchaser desires to purchase, certain assets of Seller that are used in connection with Seller's servicing and subservicing of residential mortgage loans;

         WHEREAS, in connection with the acquisition of the Acquired Business, Purchaser agrees, on the terms and subject to the conditions set forth herein, to assume certain liabilities and obligations of Seller;

         WHEREAS, simultaneously herewith, Seller (or an Affiliate) and Purchaser are (either individually or jointly as applicable) entering into (i) an operating agreement setting forth the specific terms of the origination and servicing arrangements between Seller and Purchaser (the "Operating Agreement"),
(ii) a correspondent loan purchase agreement pursuant to which Seller shall sell new secondary market mortgage loans to Purchaser (the "Correspondent Loan Purchase Agreement"), (iii) a PMSR flow agreement, pursuant to which Seller shall sell new portfolio servicing rights to Purchaser (the "PMSR Flow Agreement"), (iv) a servicing agreement providing for the servicing of the existing portfolio servicing rights and the new portfolio servicing rights (the "Servicing Agreement"), (v) a marketing agreement which will govern the terms under which the Seller may solicit certain mortgagors for certain financial products and services (the "Marketing Agreement") and (vi) a delegated underwriting agreement pursuant to which Seller will be delegated certain credit underwriting authority by Purchaser (the "Delegated Underwriting Agreement", and together with the Operating Agreement, the Correspondent Loan Purchase Agreement, the PMSR Flow Agreement, the Servicing Agreement, the Delegated Underwriting Agreement and the Marketing Agreement, the "Preferred Partner Agreements";

         WHEREAS, prior to Closing, Seller and Purchaser will enter into an agreement substantially in the form attached hereto as Exhibit F with such modifications as may be mutually agreeable to Seller and Purchaser (the
"Transitional Agreement"), pursuant to which Seller will continue to provide internal services or negotiated external services to Purchaser;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the following meanings:

         "Acquired Business" means that portion of the mortgage banking business engaged in by Seller consisting of servicing and subservicing residential mortgage loans and securities based on and backed by such residential mortgage loans, but not Seller's business of originating and making residential mortgage loans through any retail or broker channel.

         "Acquisition Proposal" has the meaning set forth in Section 7.2 hereof.

         "Advances" means, with respect to Seller and the Servicing Agreements, the moneys which have been advanced by Seller on or before the Closing Date from its funds in connection with its servicing of the Mortgage Loans in accordance with applicable Regulations (including without limitation principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the Mortgaged Properties and including Foreclosure Buyout Claims).

         "Affiliate" means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another entity. For purposes of this definition, "control", "controlled by", and "under common control with" mean the direct or indirect possession of ordinary voting power to elect a majority of the board of directors or comparable body of an entity.

         "Agency" means FHA, VA, GNMA, FNMA, FHLMC, HUD or State Agency, as applicable.

         "Agreement"  means  this  Asset  Purchase   Agreement,   including  the
Disclosure Schedule, the Exhibits and any other attachments hereto.

         "Applicable Law" has the meaning set forth in Section 4.3 hereof.

         "Assignment of Mortgage Instruments" means a written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage identified therein from the transferor to the transferee named therein.

         "Arbitrator" has the meaning set forth in Section 2.4(b) hereof.

         "Assumed Liabilities" means the liabilities, commitments and obligations of Seller accruing on or after the Closing Date pursuant to (a) any Listed Agreement, (b) any Fixed and Other Seller Asset related to the Acquired Business, including without limitation the Leases, Personal Property Leases and other contracts listed on Section 2.1(a)(1) of the Disclosure Schedule, (c) any Purchased Advance, and (d) any Purchased Accounts Receivable; provided, however, that Assumed Liabilities expressly does not include any liability, commitment or obligation (i) related in any way to (A) any Excluded Seller Asset or (B) any contract or agreement as to which Seller has not obtained any counterparty consent required for the assignment and assumption thereof except to the extent Purchaser expressly assumes such contract or agreement or the benefits thereof as provided in Section 3.5, (ii) resulting from an act or omission, on or before the Closing Date, on the part of Seller, any Originator, any Prior Servicer or any other Person in violation of their respective obligations, any Applicable Law or any applicable Regulation in connection with the items listed in clauses
(a) through (e) or (iii) related to any claim the basis of which is that there was an act or omission, on or before the Closing Date, on the part of Seller, any Originator, any Prior Servicer or any other Person in violation of their respective obligations, any Applicable Law or any applicable Regulation in connection with the items listed in clauses (a) through (e), regardless of whether Seller, any Originator, any Prior Servicer or any other Person is expressly identified in such claim.

         "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in Indiana, Florida or New York are authorized or obligated by law or executive order to be closed.

         "Buydown" means the waiver by Purchaser (or by or with the consent of Seller during the Interim Period) of a portion of the indebtedness of a Mortgage Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds accounts, the forgiveness of accrued interest or any combination of the foregoing, and which causes the VA to pay off the remaining amount of the indebtedness owed and acquire the related Mortgaged Property.

         "Claim Notice" means a written notice of a claim for indemnification under Article XII, or Article XIII, as applicable.

         "Closing" has the meaning set forth in Section 3.1 hereof.

         "Closing Date" has the meaning set forth in Section 3.1 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "Confidentiality Agreement" means the letter from Banc One Corporation to HomeSide Lending, Inc., relating to, among other things, the confidentiality of certain information provided by or on behalf of Banc One Corporation to HomeSide Lending, Inc. with respect to Seller.

         "Conforming Conventional Loan" means a residential mortgage loan (other than an FHA Loan, a VA Loan or a loan sold with Recourse) that is sold to, or is serviced for, FNMA or FHLMC.

         "Contract" has the meaning set forth in Section 4.3 hereof.

         "Contract Party" means any Person, other than an Investor, who is a party to a Servicing Agreement.

         "Conventional Loan" means a residential mortgage loan, other than an FHA Loan or VA Loan or any other loan guaranteed or insured by a government agency.

         "Correspondent Loan Purchase Agreement" has the meaning set forth in the recitals hereto.

         "Custodial Account" means all funds held or controlled by Seller with respect to any Mortgage Loan, including without limitation all principal and interest funds and any other funds due Investors, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of Mortgagors, if applicable).

         "Custodial File" means, with respect to a Mortgage Loan, all of the documents that must be maintained on file with a document custodian or trustee under applicable Regulations.

         "Damages" means any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including without limitation interest, penalties and reasonable attorneys' fees, expenses and disbursements in connection with an action, suit or proceeding and the cost of any letter of credit required by GNMA).

         "Delinquent Loans" means any Mortgage Loan with respect to which, as of the Closing Date:

                  (a) three (3) or more Mortgage Loan Payments are past due (for this purpose, a Mortgage Loan is "past due" if a Mortgage Loan Payment due on the first day of the month is not paid prior to the first calendar day of the next month);

                  (b) the first legal action necessary to be taken to commence proceedings in Foreclosure, or a sale under power of sale, or other acquisition of title to the Mortgaged Property based upon a default by the Mortgagor under the Mortgage Loan Documents, under the laws of the state wherein the Mortgage Loan is to be enforced, has been taken and such proceedings are continuing or the relevant portions of the Mortgage Loan Documents have been delivered to an attorney with instructions to commence Foreclosure proceedings;

                  (c) there exists a legal action in Foreclosure of the Mortgage Loan, or for a deficiency thereunder, with respect to which the sale of the property in Foreclosure (whether by action, power of sale or otherwise) has been delayed by reason of the defense of such action by the Mortgagor, or any other litigation or governmental investigation or inquiry relating to the Mortgage Loan is pending that could adversely affect the value of the related Servicing or subject the Servicer to potential liability or material cost; or

                  (d) the Mortgagor has sought relief under or has otherwise been subjected to the federal bankruptcy code (including chapter 7) or any other similar laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing and is delinquent by one or more monthly payments.

A preliminary list of Delinquent Loans, based on the figures available as of March 25, 1998, is set forth in Section 1(i) of the Disclosure Schedule. A revised list showing the Delinquent Loans as of the Closing Date shall be provided by Purchaser to Seller by the 5th Business Day of the calender month immediately following the Closing Date.

         "Delegated Underwriting Agreement" has the meaning set forth in the recitals hereto

         "Disclosure Schedule" means the disclosure schedule delivered by Seller to Purchaser on the Effective Date.

         "Delivery Commitment" means the optional or mandatory commitment of Seller to sell a Warehouse Loan, Pipeline Loan or an interest in a Warehouse Loan or a Pipeline Loan to another Person.

         "Effective Date" has the meaning set forth in the introductory paragraph hereof.

         "Employee Benefit Plan" shall mean any pension, retirement, post-retirement, profit-sharing, deferred compensation, bonus or incentive plan, practice or arrangement, whether formal or informal, any other employee benefit program, arrangement, agreement or understanding, any medical, vision, dental or other health plan and any life insurance or disability insurance plan and including without limitation any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Seller or to which Seller contributes or is a party or is bound or under which it may have liability or under which employees of Seller are eligible to participate or derive a benefit.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Seller Assets" means any asset not constituting a Purchased Asset, including without limitation the Pipeline Loans, the Warehouse Loans, the Delivery Commitments and the Investment Commitments.

         "FHA" means Federal Housing Administration or any successor thereto.

         "FHA Loans" means residential mortgage loans which are insured or are eligible to be insured by FHA.

         "FHLMC" means Federal Home Loan Mortgage Corporation or any successor thereto.

         "FHLMC Portfolio" means that portion of the Servicing Portfolio that relates to (a) Mortgage Loans that back mortgage-backed securities issued by, or on which the payment of principal and interest is guaranteed by, FHLMC, or with respect to which FHLMC has issued participation interests, or (b) Mortgage Loans, or participation interests therein, that are owned by FHLMC, all as set forth in Section 5.1(b) of the Disclosure Schedule.

         "FHLMC Transfer Date" means, with respect to the FHLMC Portfolio, the date on which, pursuant to the relevant Investor Consent or Master Servicer Consent, Purchaser becomes the servicer of the related Mortgage Loans, which is intended to be June 16, 1998 or as soon thereafter as the conditions to closing are satisfied and the transfer can occur in accordance with applicable Regulations.

         "File Holdback" has the meaning set forth in Section 2.2(b) hereof.

         "Financial Statements" has the meaning set forth in Section 4.7 hereof.

         "Fixed and Other Seller Assets" means, with respect to the Acquired Business, those assets constituting the specific contracts and agreements, real and personal property (including Leases, Personal Property Leases, furniture, fixtures, office equipment, telecommunications equipment and computer equipment), prepaid expenses, Intellectual Property, computer software, programs, applications and data bases (whether capitalized or noncapitalized), training materials, procedure manuals and servicing related forms and documents and other assets, in each case listed in Section 1(ii) of the Disclosure Schedule, as the Disclosure Schedule may be updated.

         "FNMA" means Federal National Mortgage Association or any successor thereto.

         "FNMA Portfolio" means that portion of the Servicing Portfolio that relates to (a) Mortgage Loans that back mortgage-backed securities issued by, or on which the payment of principal and interest is guaranteed by, FNMA, or with respect to which FNMA has issued participation interests, or (b) Mortgage Loans, or participation interests therein, that are owned by FNMA, as set forth in
Section 5.1(b) of the Disclosure Schedule.

         "FNMA Transfer Date" means, with respect to the FNMA Portfolio, the date on which, pursuant to the relevant Investor Consent or Master Servicer Consent, Purchaser becomes the servicer of the related Mortgage Loans, which is intended to be June 30, 1998 or as soon thereafter as the conditions to closing are satisfied and the transfer can occur in accordance with applicable Regulations.

         "Foreclosure" means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Regulations.

         "Foreclosure Buyout Claims" means reimbursement claims for principal, interest and/or other amounts paid by Seller to GNMA in accordance with applicable Regulations for the buyout of an FHA or VA loan subject to Foreclosure.

         "GAAP" means generally accepted accounting principles in the United States which, unless otherwise indicated, are applied on a consistent basis.

         "GNMA" means Government National Mortgage Association or any successor thereto.

         "GNMA Portfolio" means that portion of the Servicing Portfolio that relates to Mortgage Loans that back mortgage-backed securities on which the payment of principal and interest is guaranteed by GNMA, as set forth in Section 5.1(b) of the Disclosure Schedule.

         "GNMA Transfer Date" means, with respect to the GNMA Portfolio, the date on which, pursuant to the relevant Investor Consent or Master Servicer Consent, Purchaser becomes the issuer of record, which is intended to be July 1, 1998 or as soon thereafter as the conditions to closing are satisfied and the transfer can occur in accordance with applicable Regulations.

         "Governmental Authority" means any Agency or other federal, state or local governmental commission, board or other regulatory authority or agency of the United States or Australia.

         "Home Equity Loan" means a residential mortgage loan secured by a first or junior lien on residential real property that was not used for, or to refinance a loan use for, the acquisition or initial construction of such real property.

         "HUD" means United States Department of Housing and Urban Development or any successor thereto.

         "Indemnified Seller Entities" as the meaning set forth in Section 13.1 hereof.

         "Indemnified  Purchaser  Entities" has the meaning set forth in Section
12.1 hereof.

         "Insurer" means, with respect to the Acquired Business, (i) a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including without limitation any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related
Mortgaged Property or (ii) a Person who provides, with respect to a Listed Agreement or an applicable Regulation, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.

         "Intellectual Property" has the meaning set forth in Section 4.14(a) hereof.

         "Intellectual Property Assignment" has the meaning set forth in Section
7.5 hereof.

         "Interim Period" means the period of time between the Closing Date and the applicable Transfer Date.

         "Investment Commitment" means the optional or mandatory commitment of a Person to purchase a Warehouse Loan, a Pipeline Loan or an interest in a Warehouse Loan or a Pipeline Loan owned or to be acquired by Seller.

         "Investor" means, with respect to the Servicing Portfolio, FHLMC, FNMA, GNMA, a State Agency, Seller or an Affiliate thereof, a Private Investor or any other Person who owns or holds Mortgage Loans, serviced or subserviced by Seller, pursuant to a Servicing Agreement, as applicable.

         "Investor Consent" means, (i) as to the GNMA Portfolio, receipt of both a letter from GNMA approving the transfer of all of the Servicing with respect to the GNMA Portfolio from Seller to Purchaser and an assignment agreement (Appendix 52 of the GNMA MBS Guide) executed by a duly authorized GNMA official,
(ii) as to the FNMA Portfolio, receipt of a Consent for Transfer of Servicing Portfolio Agreement Guaranteed Mortgage Backed Securities Pools and MBS Portfolio Loans (Form 629 and attachments) executed by a duly authorized FNMA official, (iii) as to the FHLMC Portfolio, receipt of a Consent for Transfer of Servicing Portfolio Agreement (Form 981, Agreement for Subsequent Transfer of Servicing) executed by a duly authorized FHLMC official and (iv) as to the Private Investor Portfolio, receipt of a letter from the applicable Investor.

         "IRS" means the Internal Revenue Service of the United States of America or any successor agency or authority.

         "Lease" has the meaning set forth in Section 4.12(b) hereof.

         "Leased Premises" has the meaning set forth in Section 4.12(b) hereof.

         "Licenses" has the meaning set forth in Section 5.8 hereof.

         "Lien" means any mortgage, pledge, lien, charge or other encumbrance.

         "Listed Agreement" means, with respect to the Acquired Business, the Servicing Agreements and Subservicing Agreements listed in Part A of Section 5.1(a) of the Disclosure Schedule, as the Disclosure Schedule may be updated, but not those listed in Part B thereof..

         "Litigation" has the meaning set forth in Section 4.8 hereof.

         "Loan Application" means an application for a mortgage loan, to be secured by a first-lien on a one- to four-family residential property, that has been taken or is being processed by Seller as of the Closing Date but that is not a Pipeline Loan and has not, as of the Closing Date, resulted in a Mortgage Loan.

         "Master Servicer Consent" means the consent of any master servicer under a subservicing contract with Seller constituting part of the Servicing.

         "Marketing Agreement" has the meaning set forth in the recitals hereto.

         "Material Adverse Effect" means any effect (other than as a result of changes in prevailing interest rates, in general economic conditions affecting the industry or industries in which the Acquired Business operates, or in law or applicable regulations or the official interpretations thereof or in GAAP) that is, or could reasonably be expected to be, individually or together with all other relevant effects, materially adverse to (i) the Purchased Assets, (ii) the business, operations (including financial results) or condition (financial or other) of the Acquired Business or (iii) the ability of Seller to perform its respective obligations under this Agreement.

         "Mortgage" means with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

         "Mortgage Escrow Payments" means the portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that, pursuant to the related Mortgage Loan Documents, must be made by a Mortgagor for deposit in a Custodial Account for the payment of real estate taxes and assessments, insurance premiums, ground rents and similar items.

         "Mortgage Loan" means a residential mortgage loan (i) that is evidenced by a Mortgage Note and secured by a Mortgage, (ii) with respect to which Seller owns the Servicing as of the Closing Date and (iii) which is included in the Servicing Portfolio.

         "Mortgage Loan Documents" means the Custodial File and all other documents relating to Mortgage Loans required to document and service the Mortgage Loans by applicable Regulations, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by applicable Regulations, credit and closing packages and disclosures.

         "Mortgage Loan Payment" means, with respect to a Mortgage Loan, the amount of each scheduled installment on such Mortgage Loan, whether for principal, interest, escrow or other purpose, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

         "Mortgage Note" means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

         "Mortgage Pool" means a group of residential mortgage loans that have been pledged, granted or sold to secure or support payments on specific mortgage-backed securities or specific participation certificates.

         "Mortgaged Property" means the improved residential real property that secures a Mortgage Note and that is subject to a Mortgage.

         "Mortgagor" means the obligor(s) on a Mortgage Note.

          "No Bid" means a delinquent Mortgage Loan with respect to which the VA has notified Purchaser or Seller that the VA intends to exercise its option to pay the amount guaranteed by the VA (and leave the Mortgaged Property with Purchaser or Seller).

         "Operating Agreement" has the meaning set forth in the recitals hereto.

         "Originator" means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor's loan application, (ii) processed the relevant Mortgagor's loan application or (iii) closed and/or funded such Mortgage Loan.

         "Other Materials" has the meaning set forth in Section 3.10.

         "Permit" has the meaning set forth in Section 4.9(b) hereof.

         "Person" means any individual, partnership, join venture, corporation, trust, unincorporated organization, government or other entity.

         "Personal Property Lease" has the meaning set forth in Section 4.12(f) hereof.

         "Pipeline Loan" means each of those pending mortgage loans to be secured by a first priority mortgage lien on a one- to four- family residential property (i) with respect to which Seller has (a) issued a commitment or otherwise agreed with an applicant to fund, (b) determined to fund, (c) committed to a specified interest rate or (d) issued a commitment (including without limitation bulk commitments and assignments of trades) or otherwise agreed with a correspondent originator or purchaser to purchase (including those mortgage loans which are pending with a correspondent originator or purchaser and which otherwise meet Seller's acquisition criteria for such mortgage loans) and (ii) which has not closed (or been purchased from the correspondent) as of the Closing Date.

         "PMSR Flow Agreement" has the meaning set forth in the recitals hereto.

         "Pre-Closing Periods" has the meaning set forth in Section 11.3(a) hereof.

         "Preferred Partner Agreements" has the meaning set forth in the recitals hereto.

         "Prior Servicer" means any party that was a servicer or subservicer of any Mortgage Loan before Seller or the current Servicer, as applicable, became the servicer or subservicer of the Mortgage Loan.

         "Private Investors" means Investors which are not Agencies.

         "Private Investor Consent" means the consent of any Private Investor to a transfer of its Servicing to Purchaser.

         "Private  Investor  Consent  Holdback"  has  the  meaning  set forth in
Section 2.2(b)(ii) hereof.

         "Private Investor Portfolio" means that portion of the Servicing Portfolio that relates to Mortgage Loans owned by Private Investors, as set forth in Section 5.1(b) of the Disclosure Schedule.

         "Private Investor Transfer Date" means, with respect to the Private Investor Portfolio, the date on which, pursuant to the relevant Private Investor Consent, Purchaser becomes the servicer of the related Mortgage Loans, which is intended to be June 30, 1998 or as soon thereafter as the conditions to closing are satisfied and the transfer can occur in accordance with applicable Regulations.

         "Prospective Employee" has the meaning set forth in Section 8.1(a) hereof.

         "Prospective Employees List" has the meaning set forth in Section 8.1(a) hereof.

         "Purchase Price" has the meaning set forth in Section 2.2 hereof.

         "Purchase Price Percentage" has the meaning set forth in Section 12.3(b) hereof.

         "Purchased Accounts Receivable" means those accrued interest and other accounts receivable of Seller relating to the Acquired Business or Purchased Assets as of the Closing Date, as detailed in Section 1(iii) of the Disclosure Schedule.

         "Purchased Advances" means those Advances of Seller as of the Closing Date, as detailed in Section 1(iv) of the Disclosure Schedule, in each case for which Seller has a right of reimbursement from Mortgagors, Investors or otherwise.

         "Purchased Assets" means, without duplication, all right, title and interest in, to and under (a) each Listed Agreement, (b) the Purchased Advances,
(c) the Purchased Accounts Receivable, (d) the Fixed and Other Seller Assets, and (e) the Mortgage Loan Documents.
         "Purchaser" has the meaning set forth in the introductory paragraph hereof.

         "Purchaser Transfer Date Representations and Warranties" means the representations and warranties of Purchaser set forth in Sections 6.1, 6.2, 6.3 and 6.4 hereof.

         "Rating Agency" means any nationally recognized statistical credit agency that at the time of any determination thereof has outstanding a rating on one or more classes of mortgage-backed securities or asset-backed securities at the request of any issuer of mortgage-backed securities or asset-backed securities.

         "Recourse" means any arrangement pursuant to which Seller bears the risk of any part of the ultimate credit losses incurred in connection with a default under or Foreclosure of a Mortgage Loan not owned by Seller. The parties hereto acknowledge that no Recourse results from or arises under GNMA Regulations.

         "Regulation" means and includes, as of the time of reference, with respect to the Mortgage Loans and the Servicing under the Servicing Agreements, all of the following: (i) all contractual obligations of Seller or any Originator or Prior Servicer with respect to Servicing under any Servicing Agreement, Mortgage Note, Mortgage and other Mortgage Loan Document, (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Seller or any Originator or Prior Servicer, (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including without limitation those of any Investor and any Insurer and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

         "Regulatory Authorization" means any consent, authorization, order or approval of, filing or registration with, or notice to any applicable Governmental Authority (or, where legally permissible, any waiver of or exemption from the foregoing by such Governmental Authority).

         "REO" means any residential real property owned by Seller (whether for its own account or on behalf of an Investor, FHA or VA as a result of a Foreclosure).

         "Seller" has the meaning set forth in the introductory paragraph hereof.

         "Seller  Transfer  Date   Representations  and  Warranties"  means  the
representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.18.

         "Seller's Knowledge" means the actual knowledge of the management, officers and directors of the Seller party making the representation or warranty, and the knowledge that the management, officers and directors of Seller reasonably should possess in the prudent conduct of mortgage banking business, at the time of any determination thereof.

         "Servicer" means the Person responsible for performing the servicing or subservicing functions in connection with a Mortgage Loan in or related to the Servicing Portfolio.

         "Servicing" means residential mortgage loan servicing and subservicing rights and obligations including without limitation one or more of the following functions (or a portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a residential mortgage loan; (ii) the collection of payments on account of taxes and insurance; (iii) the remittance of appropriate portions of collected payments; (iv) the provision of full escrow administration; (v) the pursuit of foreclosure and alternate remedies against a related Mortgaged Property; and
(vi) the administration and liquidation of REO, together with the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Mortgage Loans, the benefit of the related Custodial Accounts and any other related accounts maintained by Seller pursuant to applicable Regulations and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly includes the related Custodial Accounts, the Mortgage Loan Documents and the right to enter into arrangements with third parties that generate ancillary fees and benefits with respect to the Mortgage Loans.

         "Servicing Agreement" means an agreement between an Investor and Seller pursuant to which Seller owns the Servicing and services Mortgage Loans in the Servicing Portfolio.

         "Servicing Compensation" means any servicing fees and any excess servicing compensation which Seller is entitled to receive pursuant to any Servicing Agreement.

         "Servicing Portfolio" means the Servicing to the Mortgage Loans.

         "State Agency" means any state agency or other entity with authority to regulate the mortgage-related activities of Seller or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by Seller.

         "Subservicing Agreements" means an agreement with a master servicer to subservice mortgage loans, including without limitation the agreement with CDC Servicing Inc., dated May 31, 1996.

         "Tape Date" means February 28, 1998.

         "Tax" means any federal, state, local, or foreign income, gross receipts, gains, license, payroll, employment, excise, severance, production, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, occupancy, personal property, sales, use transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto (and any penalty, fine or similar amounts related to any information return or reporting obligation notwithstanding that no tax is otherwise payable or such obligations are properly discharged), whether disputed or not.

         "Tax Returns" means any returns, estimates, extensions, declarations, reports, claims for refunds, information, returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Consents" means any consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to any Rating Agency, any party to any Contract to which Seller is a party or by which any of its assets or properties are bound or affected, or any other Person.

         "Transfer Date" means, with respect to the Mortgage Loans, the FNMA Transfer Date, the GNMA Transfer Date, the Private Investor Transfer Date, and/or the FHLMC Transfer Date, as the context may permit or require.

         "Transfer Instructions" means the Transfer Instructions substantially in accordance with transfer instructions previously furnished by Purchaser to Seller in connection with the bulk sale agreement between Seller and Purchaser dated October 1, 1997, with such changes as Purchaser or Seller may reasonably require to reflect the transactions contemplated by this Agreement.

         "Transfer Taxes" has the meaning set forth in Section 11.6 hereof.

         "Transitional Agreement" has the meaning set forth in the recitals hereto.

         "VA" means the United States Department of Veteran Affairs and any successor thereto.

         "VA Loans" means residential mortgage loans which are guaranteed or are eligible to be guaranteed by VA.

         "Warehouse Loan" means a residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage that is owned by Seller.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                                   ARTICLE II

                   PURCHASE AND DELIVERY OF PURCHASED ASSETS;
                        ASSUMPTION OF ASSUMED LIABILITIES

         II.1 Delivery of Purchased Assets;  Assumption of Assumed  Liabilities.
(a) On the terms and subject to the conditions of this Agreement, Seller shall, at the Closing on the Closing Date, (i) sell, transfer, assign and deliver to Purchaser, and cause to be sold, transferred, assigned and delivered to Purchaser, as applicable, all right, title and interest of Seller in and to all of the Purchased Assets other than the Servicing Portfolio and (ii) sell, transfer, assign and deliver to Purchaser all right, title and interest of Seller (other than actual legal title) in and to the Servicing Portfolio. On the terms and subject to the conditions of this Agreement, Seller shall, on each applicable Transfer Date, sell, transfer, assign and deliver to Purchaser actual legal title in and to the relevant portion(s) of the Servicing Portfolio. Notwithstanding the transfer of legal title to any Servicing Portfolio after the Closing Date, as of the day after the Closing Date, except as otherwise provided herein, Purchaser shall be entitled to all of the economic benefits, and bear the economic burdens, associated with the Servicing Portfolio.

         (bi On the terms and subject to the conditions of this Agreement, Purchaser shall, at the Closing on the Closing Date, assume all the Assumed Liabilities. Purchaser assumes no other liability of Seller or any other Person pursuant to this Agreement other than the Assumed Liabilities.

         II.2 Purchase Price; Payment. (a) In consideration for the Purchased Assets, Purchaser shall assume the Assumed Liabilities and pay a purchase price equal to $201,000,000.00 (two hundred one million dollars) (the "Purchase Price").

         (bi On the terms and subject to the conditions of this Agreement, and against delivery of the Purchased Assets as provided in Section 2.1(a), Purchaser shall pay, or cause to be paid, at the Closing on the Closing Date, subject to the Private Investor Consent Holdback defined in Section 2.2(b)(ii) below, an amount equal to 91% of the Purchase Price. All payments under this
Section 2.2 shall be made by wire transfer of immediately available funds, to such account as Seller shall designate to Purchaser. The remaining nine percent (9%) of the Purchase Price (the "File Holdback") and the Private Investor Consent Holdback shall be retained by Purchaser and applied or released as follows:

         (i0 Purchaser shall release the File Holdback to Seller pro rata based upon the percentage of Mortgage Loans verified by the Purchaser for which all File Holdback Documents have been delivered (i.e., released amount is determined by reference to the number of those Mortgage Loans for which the Seller has completed its document follow-up obligations over the total number of Mortgage Loans in the Servicing Portfolio). Within ninety (90) days following the applicable Transfer Date, the Purchaser will complete an initial verification, provide a report listing the Mortgage Loans for which all File Holdback Documents have been delivered and release the appropriate amount of the File Holdback to the Seller. After the initial verification, the Purchaser shall provide the Seller with a report no later than the 15th day of each month that includes the following information: (i) a list of all Mortgage Loans for which all File Holdback Documents have been delivered, (ii) a list of those Mortgage loans for which File Holdback Documents are outstanding, with an itemization of the respective File Holdback Documents yet to be delivered for each such Mortgage loan, and (iii) the amount of the File Holdback to be released based on the results of such monthly report, which amount shall be paid to Seller on the last Business Day of the month; provided, however, that for a period of 180 days following the applicable Transfer Date, Purchaser's failure to deliver any such list or omission of one or more items from any such lists shall not affect Seller's obligation hereunder to provide the documents and records required by this Agreement. In no event shall more than ninety-nine percent (99%) of the Purchase Price be paid to the Seller until all Holdback Documents have been delivered to the Purchaser.

         (ii0 With respect to the required Private Investor Consents which Purchaser has not received as of the Closing Date, Purchaser shall retain, in addition to the File Holdback, an amount equal to the difference of (A) $4 million, less (B) $4 million multiplied by a fraction, the numerator of which is the unpaid principal balance of the Mortgage Loans for which Private Investor Consents have been received as of the Closing Date and the denominator of which is the unpaid principal balance of the Private Investor Portfolio as of the Effective Date (the "Private Investor Consent Holdback"). As each required Private Investor Consent is received, Purchaser shall release or apply the Private Investor Consent Holdback to Seller pro rata based on the unpaid principal balance of the Mortgage Loans for which such consent was received (i.e., released amount is determined by reference to the ratio of the unpaid principal balance of those Mortgage Loans for which Purchaser has received the Private Investor Consent since the Closing Date over the unpaid principal balance of all the Mortgage loans for which a Private Investor Consent was required but which had not been received as of the Closing Date). Purchaser shall also be entitled to apply the Private Investor Consent Holdback as provided in Section 3.5(b) hereof.

         II.3 Allocation of Purchase Price. Seller and Purchaser hereby agree to allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code and to file, or cause to be filed, timely any information that may be required pursuant to regulations promulgated under the Code.

         II.4 Proration of Expenses. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties hereto that Seller shall operate for its own account the Acquired Business until the effective time of Closing and that Purchaser shall operate for its own account the Acquired Business, after the effective time of Closing. Thus, except as otherwise specifically provided in this Agreement, with respect to the Purchased Assets and Assumed Liabilities, items of expense, including without limitation non-owner occupation fees, payments of amounts due under service contracts, payments of rent, taxes, utilities and other amounts required to be paid by the tenant under leases, and all personal property taxes applicable to the personal property to be transferred hereunder, shall be prorated to the effective time of Closing. On or before the Closing Date, an estimated settlement or settlements of all such prorated items shall be made, which estimated settlement shall include reimbursement to Seller for any security deposits theretofore made pursuant to any lease which is assigned or is to be assigned hereunder, as well as any security deposits made or to be made by Seller in respect of other Purchased Assets or Assumed Liabilities, all of which security deposits shall be held, on and after the Closing Date, for the benefit of Purchaser. Such estimate shall include all computations made by Seller in determining such amounts, and all information used by Seller in connection with such computation. If, after reviewing the computations and such information, Purchaser believes that any amount set forth therein was calculated incorrectly, Purchaser shall so notify Seller and Purchaser and Seller shall cooperate in good faith to determine an agreed upon amount. As soon as practicable after the Closing Date (but not later than 75 days thereafter, except as provided in Section 2.4(b)), the parties shall make a final settlement as to the items to be prorated under this Section 2.4.

         (bi Any dispute which may arise between Seller and Purchaser as to the calculation of any part of the proration shall be resolved by negotiations between Seller and Purchaser. If thirty (30) days after the Closing Date, the disputed issues have not been resolved, such unresolved issues shall be referred by the party disputing the item in question to a "Big Six" accounting firm (the "Arbitrator") that does not represent any of the parties hereto in any material capacity, which shall act as arbitrator and shall issue its report as to the disputed issues within sixty (60) days after such dispute is so referred. Each of the parties hereto shall bear its respective costs and expenses in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be born equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.


                                   ARTICLE III

                      CLOSING, TRANSFERS AND RELATED ITEMS

         III.1 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein abandoned pursuant to Section 10.1, subject to the provisions of Article X, the closing (the "Closing") of the purchase and sale of Purchased Assets, the assumption of the Assumed Liabilities and the payment of the amounts required to be paid pursuant to Section 2.2 shall take place at the offices of Banc One Mortgage Corporation at 10:00 a.m., Indianapolis time, no later than seven (7) Business Days after the satisfaction or waiver of the conditions set forth in Section 9.2(c), or at such other place and time and on such other date as the parties may agree in writing. The date on which the Closing occurs is herein called the "Closing Date". The parties hereby agree that the effective time of Closing for all purposes shall be 11:59 P.M. Indianapolis time, on the Closing Date or such other time as shall be agreed to by the parties.

         III.2  Interim  Servicing.  During the  Interim  Period,  Seller  shall subservice the Mortgage Loans on behalf of Purchaser in accordance with applicable Regulations and subject to the supervision and direction of Purchaser. Purchaser shall be entitled to the entire Servicing Compensation and any related ancillary income derived from the Servicing as and when payable under the Servicing Agreements. In addition, while the Custodial Accounts will be held by Seller during the Interim Period, Purchaser shall be entitled to the economic benefits associated with the Custodial Accounts, the details of which will be outlined in the Transitional Agreement.

         III.3 Custodial Files. Within three (3) Business Days after the applicable Transfer Dates, Seller shall deliver the Custodial Files with respect to the Servicing Portfolio to a document custodian selected by Purchaser in accordance with applicable Regulations.

         III.4 Assignment and Assumption Documents. (a) On the Closing Date, (i) Seller shall deliver to Purchaser such instruments of sale, assignment, transfer and conveyance, including without limitation the Intellectual Property Assignment required pursuant to Section 7.5 hereof, and do such other acts as are reasonably necessary to effectuate the sale, transfer, assignment and delivery to Purchaser of the right, title and interest of Seller in and to the Purchased Assets to be sold, transferred, assigned and delivered to Purchaser on such date pursuant to Section 2.1 and (ii) Purchaser shall deliver to Seller such instruments of assumption, and do or cause to be done by third parties such other acts as are reasonably necessary to effectuate the assumption by Purchaser of the Assumed Liabilities without any increase in cost or expense by Purchaser or the imposition of any additional burdensome terms or conditions. Within the time period required by the applicable Investor with respect to each applicable Transfer Date, (or, if Seller shall not have retained a third party service provider to prepare Assignments of Mortgage Instruments, on or prior to each applicable Transfer Date), Seller shall deliver to Purchaser such instruments of sale, assignment, transfer and conveyance as are required by the applicable Investor, and deliver such other instruments and do such other acts reasonably necessary to effectuate the sale, transfer, assignment and delivery to Purchaser of the actual legal title of Seller in and to the related portion(s) of the Servicing Portfolio on such Transfer Date pursuant to Section 2.1.

         (bi Without limiting the foregoing, within the time period provided by the applicable Investor with respect to each applicable Transfer Date (or, if Seller shall not have retained a third party service provider to prepare Assignments of Mortgage Instruments, on or prior to each applicable Transfer
Date), Seller shall, at its expense, promptly take each such action as may be necessary to transfer all of its right, title and interest in and to the Mortgage Loans including the Servicing but not the ownership of the Mortgage Note and Mortgage of Mortgage Loans owned by Seller or its Affiliates as Investors to Purchaser, including (i) endorsing or causing to be endorsed the related Mortgage Notes to Purchaser without recourse, (ii) preparing or causing to be prepared Assignments of Mortgage Instruments, assigning the related Mortgages from Seller to Purchaser and preparing or causing to be prepared all prior intervening Assignments of Mortgage Instruments as required by applicable Regulations with respect to Mortgage Loans and (iii) assigning nominal title to the other related Mortgage Loan Documents to Purchaser. To the extent required by applicable Regulations with respect to Mortgage Loans, Seller will, at its expense, record or cause the recordation of the Assignments of Mortgage
Instruments from Seller to Purchaser. In addition, Seller will, at Seller's expense, prepare and record, or cause the preparation and recordation of, Assignments of Mortgage Instruments from Purchaser to the applicable Investor to the extent required by applicable Regulations. Seller shall provide to Purchaser such recorded Assignments of Mortgage Instruments as soon as practicable.

         III.5 Investor  Consents and Consenting Party Consents.  (a) Subject to
Section 3.5(b), the purchase and sale of the Servicing provided for under this Agreement are subject to obtaining all applicable Investor Consents; provided, however, that the Closing only shall be subject to the receipt of applicable Investor Consents by FNMA, FHLMC and GNMA. Seller shall take such steps as required by the applicable Investors in order to obtain the applicable Investor Consents and Purchaser shall cooperate with Seller in connection therewith. In accordance with applicable Regulations, Seller, at its sole expense, shall submit to the Investors all materials, and pay such fees as are required by applicable Regulations in order to obtain the Investor Consents and Master Servicer Consents in a timely manner with respect to the transfer of the Servicing from Seller to Purchaser. Seller shall promptly notify Purchaser if any Investor advises Seller that it does not consent to all or any portion of the Servicing being transferred to Purchaser. Seller shall bear all costs and expenses associated with obtaining Investor Consents and Master Servicer Consents.

         (b) If any Private Investor does not provide written consent to the transfer of the Servicing related to it prior to the applicable Transfer Date, Purchaser at its discretion, either shall accept the transfer of such Servicing notwithstanding the lack of consent or shall agree to subservice such Private Investor Portfolio on such terms as Purchaser and Seller shall mutually agree; provided, however, that at the Closing, if Purchaser elects to subservice, Purchaser shall withhold from the Purchase Price the applicable portion of the Private Investor Consent Holdback to reimburse itself for the costs and expenses incurred in connection therewith.

         III.6 Notices. By no later than 30 days prior to the anticipated applicable Transfer Date, Seller and Purchaser shall agree upon an approved form of joint Mortgagor notification of the transfer of the Servicing function. At least 16 days prior to the anticipated applicable Transfer Date and otherwise in accordance with applicable Regulations, Seller shall mail the approved form of notification to the Mortgagors under the Mortgage Loans of the transfer of the applicable Servicing and instruct the Mortgagors to deliver all Mortgage Loan Payments and related payments and all tax and insurance notices to Purchaser on and after the applicable Transfer Date. Purchaser and Seller shall share equally the expenses of the preparation and mailing of the joint borrower notices. Seller shall also, at its own expense, notify or have its tax service provider notify any applicable taxing authority, the custodian of the Mortgage Loan Documents, flood service provider, and Insurers, within a reasonable time as agreed between Seller and Purchaser, that the Servicing is being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements to Purchaser on and after the applicable Transfer Date.

         III.7    Certain  Servicing  and  Loan  Transfer  Actions.   (a) Seller
shall  comply  with  the Transfer Instructions.

         (b) No later than five (5) business days after the applicable Transfer Date, Seller shall remit, or shall cause to be remitted, to the financial institution(s) designated by Purchaser all funds in the related Custodial Accounts held or controlled by Seller in accordance with the applicable Regulations. Seller shall provide Purchaser with an accounting statement of all the foregoing balances sufficient to enable Purchaser to reconcile the amount of such payments with the related Mortgage Loans within 90 days of the applicable Transfer Date. To the extent not deposited in the Custodial Accounts, no later than the applicable Transfer Date, Seller shall deliver to Purchaser all insurance loss drafts or checks or similar payments related to the Servicing. Purchaser shall be entitled to the economic benefits associated with the Custodial Accounts, the details of which will be outlined in the Transitional Agreement.

         (c) No later than the applicable Transfer Date, Seller shall deliver, or shall cause to be delivered, to Purchaser, or shall otherwise provide to Purchaser, the related Mortgage Loan Documents, except for the Custodial Files, in accordance with the applicable Regulations.

         III.8 Tax Service; Flood Service. Seller shall assign at its sole cost and expense to Purchaser, effective as of the applicable Transfer Date, or as soon after such date as reasonably practicable, life of the loan, transferable tax service and provide the Buyer with transferrable flood certifications and "life of loan" notification services for all Mortgage Loans which are required by FNMA, FHLMC or GNMA to have flood certifications and "life of loan" and flood notification services, respectively, related to all Mortgage Loans for which the Servicing is transferred from Seller to Purchaser. Purchaser shall cooperate with Seller to seek to obtain preferred pricing from its vendors for such tax service and flood tracking Servicing contracts.

         III.9 Interest Rate Adjustments. For any Mortgage Loan that is an adjustable rate mortgage loan, or an adjustable rate mortgage loan that may be converted to a fixed rate loan, in connection with which the interest rate and payment amount must be adjusted in accordance with applicable Regulations before the applicable Transfer Date, Seller shall calculate the appropriate rate and payment adjustments, update the appropriate servicing records and notify the related Mortgagor in accordance with applicable Regulations. If the interest rate and payment amount in connection with such a Mortgage Loan must be adjusted in accordance with applicable Regulations before, on or within 30 days after the applicable Transfer Date, and the appropriate index value needed to make such adjustment will not be available before such date, Seller shall provide the Purchaser with a schedule of such loans at least fifteen (15) Business Days before the applicable Transfer Date.

         III.10 Forwarding of Certain Items. Unless electronically transmitted, all Mortgage Loan Payments, other funds or payments used to pay bills that relate to Mortgage Loans received by Seller after the applicable Transfer Date shall be forwarded by Seller to Purchaser within one (1) Business Day after receipt by overnight mail. Each Mortgage Payment shall be accompanied by (a) an endorsement assigning such Mortgage Loan Payment to Purchaser and (b) information sufficient to permit Purchaser to process such Mortgage Loan Payment. All penalties and interest due on any Mortgage Loan resulting from Seller's failure to pay such bill prior to the required date for payment or to forward such items to Purchaser as provided in this Section 3.10 shall be borne by Seller. Until 60 days after the applicable Transfer Date, Seller shall forward to Purchaser all bills, transmittal lists and other information ("Other Materials") within one (1) Business Day after receipt by overnight mail. Any Other Materials received after such 60 day period shall be forwarded by Seller to Purchaser by first class mail.

         III.11 Interest on Custodial Accounts. Purchaser shall pay interest on Custodial Accounts accrued through to and including the applicable Transfer Date to the extent interest with respect to such accounts is required to be paid under applicable Regulations for the benefit of Mortgagors under the Mortgage Loans or any other appropriate party. Purchaser shall either deposit any such interest earned in the Custodial Accounts or forward such interest to Seller or its designee within five (5) Business Days after the applicable Transfer Date.

         III.12 IRS Reporting. Seller shall timely provide to Purchaser all information required by Purchaser to prepare and send to Mortgagors and prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Code, Treasury regulations and other federal law, regulations or administrative procedures in connection with the Servicing Portfolio and the Mortgage Loans with respect to events that occurred at any time during the period commencing on January 1, 1998 and ending on the Closing Date, and upon receipt of such information by Purchaser, Purchaser shall prepare and file such reports, forms, notice and filings at its expense. Notwithstanding the foregoing, Seller shall be responsible for all such reports, forms, notices and filings that must be made on or before the Closing Date.

         III.13 Further Assistance and Assurances. Seller shall, at any time and from time to time, promptly, upon the reasonable request of Purchaser, execute, acknowledge, deliver or perform, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and conferring to Purchaser of title in and to the Servicing Portfolio and other Purchased Assets, to effect the transactions contemplated by this Agreement or to enable Purchaser to service the Mortgage Loans. In addition, Seller agrees that, to the extent Seller or Purchaser becomes aware that any right or asset of Seller that Purchaser was not aware of prior to the Effective Date and that is
(i) primarily used in the Acquired Business, (ii) not included in the Purchased Assets and continues to be owned by Seller and (iii) reasonably believed by Purchaser to be needed by it for its conduct of the respective Acquired
Business, Seller shall transfer, convey and assign such asset or right to Purchaser. In the event that, after the Closing, Seller becomes aware of any liability or obligation of Seller that is not an Assumed Liability but which relates to any asset that is a Purchased Asset, then upon notice from Seller to Purchaser, Seller and Purchaser shall negotiate in good faith with respect to the assumption of the liability or obligation by Purchaser, the transfer of the asset back to Seller, or such other mutually agreeable resolution with respect to the liability or obligation.

         III.14 Mortgage Pools. Seller shall take all action necessary to cause the Mortgage Pools related to the Servicing Portfolio to be fully funded, reconciled and balanced in accordance with the applicable Regulations as of the Closing Date and the applicable Transfer Date.

         III.15 Other Consents. In addition to obtaining Investor Consents and Master Servicer Consents, Seller shall take all commercially reasonable action, at no cost to Purchaser, to obtain such other Third Party Consents as are necessary to permit the sale, transfer, assignment and conveyance to Purchaser of the Purchased Assets, none of which consents shall materially and adversely affect the Purchased Assets or the rights of Purchaser as the assignee thereof or impose unreasonable burdens on the business or condition (financial or other) of Purchaser. If any applicable party does not provide written consent to the transfer of the Purchased Asset related to it prior to the Closing Date, Purchaser may elect to accept the assignment of such Purchased Assets notwithstanding the lack of consent.


                                   ARTICLE IV

                GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller, jointly and severally, makes the representations and warranties set forth below regarding Seller, the Acquired Business, Purchased Assets and Assumed Liabilities, it being acknowledged by Seller that each such representation and warranty relates to material matters upon which Purchaser relied and shall survive the Closing and the applicable Transfer Date, as applicable, and it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to Purchaser as of the Effective Date and (subject to Section 9.2(a)) the Closing Date, and the Seller Transfer Date Representations and Warranties are made to Purchaser (subject to Section 9.2(a)) on each applicable Transfer Date:

         IV.1 Organization. Banc One Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Banc One Mortgage Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has and at all relevant times has had full corporate power and authority (and, with respect to the Acquired Business all requisite licenses, permits, authorizations and approvals) to own, lease and operate all of its respective properties and assets and to carry on its business as it is now being conducted. Seller is, and at all relevant times has been, duly qualified or licensed to do business as a foreign corporation, and in good standing, in each jurisdiction in which the nature of its business or properties makes or made such qualification, license and standing necessary, except where failure to be so qualified, licensed or in good standing is not material.

         IV.2 Authority. Seller has full power and authority (corporate and other) to execute and deliver this Agreement and any documents, agreements and instruments to be executed and delivered by it pursuant to or in connection with this Agreement and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery by Seller of this Agreement and any documents, agreements and instruments to be executed and delivered by it pursuant to or in connection with this Agreement, and the consummation of the transactions and the performance of the obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, and the other documents, agreements and instruments to be executed and delivered by Seller pursuant to this Agreement will, when executed and delivered, be duly and validly executed by Seller and constitute valid and legally binding obligations of Seller enforceable against Seller in accordance with their terms, except in each case as affected by any bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         IV.3 Non-Contravention. The execution and delivery of this Agreement and any document, agreement or instrument to be executed pursuant to this Agreement by Seller do not, and the consummation by Seller of the transactions contemplated hereby and thereby and the performance by Seller of the obligations which it is obligated to perform hereunder and thereunder will not, (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Seller, or (b) assuming that all Regulatory Authorizations listed in Sections 4.4(a) and 5.8 of the Disclosure Schedule and all Third Party Consents (other than Private Investor Consents) listed in Sections 4.4(b) and 5.8 of the Disclosure Schedule have been obtained or made,
(i) violate any law, regulation, rule, order, judgment or decree to which Seller or any of their respective assets and properties are subject (each an "Applicable Law") or (ii) violate, result in the termination or the acceleration (or a right of termination or acceleration) of, or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any mortgage, indenture, lease, franchise, license, permit, agreement or instrument (each a "Contract") to which Seller is a party or by which any of its assets or properties are bound or affected. The execution and delivery of this Agreement will not result in the creation of any Lien on any of the assets or properties of Seller or the loss of any material license or other material contractual right with respect thereto that would adversely impact Seller's ability to perform its obligations under this Agreement or impact the value of the Servicing Portfolio.

         IV.4  Consents,  Approvals  and  Notices.  Except (a) as  described  in
Section 4.4(a) or 5.8 of the Disclosure Schedule, no Regulatory Authorization, and (b) as described in Section 4.4(b) or 5.8 of the Disclosure Schedule, no Third Party Consent is required for the execution and delivery of this Agreement and any document, agreement or instrument required to be executed pursuant to or in connection with this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, except for such Regulatory Authorizations or Third Party Consents (other than Private Investor Consents) which Purchaser is required to obtain or make.

         IV.5 Title to and Sufficiency of Purchased Assets. (a) The sale and delivery to Purchaser of the Purchased Assets pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title to the respective assets (or, as to any leased property, a valid leasehold interest), free and clear of any Liens (other than Liens listed in Section 4.5(a) of the Disclosure Schedule or Liens created by the Purchaser). Except for the Liens that are listed in Section 4.5(a) of the Disclosure Schedule, no Person other than Seller with respect to the Purchased Assets has any interest in (i) any of the Purchased Assets (other than Leases, Leased Premises or Personal Property Leases) transferred to Purchaser hereunder or (ii) Seller's leasehold interest in any Leases, Leased Premises or Personal Property Leases included in the Purchased Assets transferred to Purchaser hereunder.

         (b) The Purchased Assets constitute all of the assets used by Seller to conduct the Acquired Business and are sufficient to enable Purchaser to conduct the Acquired Business at a level of expertise that is no less than that employed by Seller.

         IV.6 Existing Options. There are no outstanding obligations, options, or other rights of any character providing for the purchase or sale of any Purchased Assets other than those contemplated by this Agreement.

         IV.7 Financial Statements; Records. Set forth in Section 4.7 of the Disclosure Schedule are the following financial statements of Banc One Mortgage Corporation (collectively, the "Financial Statements"): unaudited balance sheets as of December 31, 1997 and audited balance sheets as of December 31, 1996 and the related statements of operations, changes in shareholder's equity and cash flows for the years then ended for Seller. Except as otherwise indicated in
Section 4.7 of the Disclosure Schedule, the Financial Statements were prepared, and reflect the respective assets and liabilities of Seller, in accordance with GAAP and fairly present the financial position of Banc One Mortgage Corporation as of the dates thereof and the results of Banc One Mortgage Corporation's operations for the periods then ended. Except for liabilities reflected or reserved against in the Financial Statements, or disclosed or permitted elsewhere in this Agreement, Banc One Mortgage Corporation has no, and the Purchased Assets are not subject to any, material liability or material obligation of any nature which is required by GAAP to be reflected in any Financial Statement.

         IV.8 Litigation. Except as set forth in Section 4.8(i) or 4.16(b) of the Disclosure Schedule, there is no action, suit, claim or administrative or other proceeding pending or, to Seller's Knowledge, threatened before any court, arbitrator or Governmental Authority (each a "Litigation") against Seller or relating to or involving any of the Purchased Assets or the Acquired Business which is materially adverse thereto or which challenges the validity or propriety of the transactions contemplated by this Agreement. Section 4.8(ii) or
5.10 of the Disclosure Schedule lists all orders, judgments, injunctions and decrees applicable to Seller which relate to the Acquired Business, and Seller is not in violation of any such order, judgment, injunction or decree. For purposes of this Section 4.8, "material" shall mean potential liability to Seller, or with respect to a Purchased Asset, of more than $1 million and $50,000, respectively.

         IV.9 Compliance with Laws; Permits and Licenses. (a) Except as set forth in Section 4.9(a) or 5.9(a) of the Disclosure Schedule, the Acquired
Business is being conducted in compliance in all material respects with all Applicable Laws and applicable Regulations.

         (b) Except as set forth in Section 4.9(b) or 5.8 of the Disclosure Schedule, Seller holds and, at all relevant times, has held all permits, certificates, licenses, approvals and other authorizations of each Governmental Authority necessary for the operation of the Acquired Business (or, where legally permissible, any waivers of or exemptions from any of the foregoing by such Governmental Authority) (the approvals set forth in this Section 4.9(b) being collectively referred to as "Permits").

         IV.10 Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

         (a) any material change by Seller in accounting methods, principles or practices relating to the Acquired Business, except as required by law or by changes in GAAP;

         (b) other than in the ordinary course of business consistent with past practice, any entry by Seller into any material contract, transaction or commitment relating to the Acquired Business, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, or any commitment therefor, in each case prior to the Effective Date;

         (c) any change or development in or affecting the Purchased Assets, the Acquired Business or the business, operations or financial condition of Seller that has had, or reasonably could be expected to have a Material Adverse Effect;

         (d) any write-off by or in respect of Seller as uncollectible of any note or account receivable relating to the Acquired Business, except write-offs in the ordinary course of business consistent with past practice; or

         (e)      any agreement by Seller to do any of the foregoing.

         IV.11 Taxes. (a) Seller has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date, all material Tax Returns which are required to be filed with respect to the Acquired Business on or prior to the Closing Date (taking into account any properly granted extensions of time to file any Tax Return). Except as set forth in Section 4.11(a) of the Disclosure Schedule, all material Taxes due and payable with respect to the Acquired Business, with respect to taxable years or other taxable periods ending on or prior to the Closing Date have been, or on or prior to the Closing Date will be, paid or adequately disclosed and fully provided for as a continuing liability of Seller.

         (b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Tax Returns referred to in Section 4.11(a) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect to which such returns were required to be filed has expired; all deficiencies asserted or assessments made as a result of such examinations have been paid in full; and no issues relating to such examinations are currently pending.

         (c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, as of the date hereof no waivers of statutes of limitations as to any United States federal, state, local, foreign or other tax matters relating to or affecting the Acquired Business have been given by the Seller and are currently outstanding.

         (d) There are no Liens for taxes upon any of the Purchased Assets nor, to Seller's Knowledge, is any taxing authority in the process of imposing any lien for taxes upon any of the Purchased Assets, except for Liens for taxes not yet due and payable.

         IV.12 Ownership and Leases of Property. (a) Seller does not own, beneficially or of record, any real property used in the Acquired Business.

         (b) The premises described in Section 4.12(b) of the Disclosure Schedule are the only real estate which is leased for and used in the Acquired Business; the description thereof includes the location of the property leased, the square footage under lease, the term thereof and the monthly rent (based on January 1998 rental payments). The lease to be assumed by Purchaser as set forth in Section 4.12(b) of the Disclosure Schedule (the "Lease") with respect to 132 East Washington Street, Indianapolis, Indiana (the "Leased Premises") is a valid and binding obligation of Seller, as lessee thereof, and the lessor, and is in full force and effect and constitutes (together with all amendments and exhibits thereto, and all waivers and consents thereunder) the sole agreement between the lessor thereunder and Seller respecting the Leased Premises. With respect to the Lease and, where applicable, the Leased Premises: (i) all rents and other amounts due on such Lease have been paid; (ii) Seller, as lessee, has the right to occupy, use, possess and control the entire respective Leased Premises as presently occupied, used, possessed and controlled by Seller, and Seller is in peaceable possession thereof; (iii) no claim has been asserted against Seller adverse to its rights in such leasehold estate; (iv) Seller, and to Seller's Knowledge, the lessor, is not in default thereunder or in breach thereof (nor, with the giving of notice or the passage of time, would be in default or breach), and no waiver, indulgence or postponement of the obligations of Seller, or the obligations of the lessor, thereunder has been granted by the lessor; and
(v) Seller has not entered into any sublease or assignment with respect to its interests in the Lease. Section 4.12(b) of the Disclosure Schedule sets forth all consents, approvals, authorizations and waivers that are required in connection with the assignment of all of Seller's right, title and interest under the Lease to Purchaser.

         (c) There are no parties in possession of any portion of the Leased Premises other than Seller, whether as tenants at sufferance, trespassers or otherwise.

         (d) There are no facts or circumstances existing or, to Seller's Knowledge, threatened, including without limitation any damages, assessments, judgments, claims, losses, expenses or Litigation, which could have a Material Adverse Effect on the present or future use of the Leased Premises in the manner or for the purpose for which the Leased Premises presently are used. Neither the Leased Premises nor any improvements relating thereto violate or (whether since or, to Seller's Knowledge, before Seller took occupancy thereof) have violated, and Seller is not aware of any circumstances under which the Leased Premises now or in the future may violate, in any material respect, any fire, zoning, health, building, hazardous waste or environmental code ordinance statute regulation or order of any governmental authority or an agency, body or subdivision thereof. All necessary permits, approvals and authorizations with respect to the use and occupancy of the Leased Premises are valid and in effect subject to Purchaser's performance of the Lease and its compliance with Applicable Law and will continue as such after the Closing Date.

         (e) There is no Litigation of any nature (whether pending or, to Seller's Knowledge, threatened) seeking to impose, or to Seller's Knowledge any circumstances that could result in the imposition of, on the Acquired Business, or any of the Purchased Assets, any liability relating to the environment, health, safety or release of hazardous substances under any local, state or federal statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. To Seller's Knowledge, there is no reasonable basis for any such Litigation, and Seller is not subject to any agreement, order, judgment or decree by or with any court, governmental authority or third party imposing any such environmental liability. To Seller's Knowledge, there are no hazardous or toxic materials or substances on or affecting any of the Leased Premises.

         (f) Section 4.12(f)(i) of the Disclosure Schedule sets forth a description of each lease of equipment or other personal property to which Seller is a party as lessee (each a "Personal Property Lease") which is used in the Acquired Business and includes a description of the property leased, its location, the term of the lease and the current annual rental, and an indication of whether Seller uses the personal property. Each Personal Property Lease is a valid and binding obligation of Seller, as lessee thereof, and the lessor, and is in full force and effect and constitutes (together with all amendments and exhibits thereto, and all waivers and consents thereunder) the sole agreement between the lessor thereunder and Seller with respect thereto. Seller, as lessee, has the right to use, possess and control the entire respective leased personal property as presently used, possessed and controlled by Seller. Seller, and to Seller's Knowledge, the lessor is not in default under any Personal Property Lease or in breach thereof (nor, with the giving of notice or the passage of time, would be in default or breach), and no waiver, indulgence or postponement of the obligations of Seller, or the obligations of the lessor, thereunder has been granted by the lessor or Seller, respectively. Section 4.12(f)(ii) of the Disclosure Schedule sets forth all consents, approvals, authorizations and waivers that are required in connection with the assignment of all of Seller's right, title and interest under the Personal Property Leases to Purchaser.

         IV.13 Insurance. Section 4.13 of the Disclosure Schedule lists all policies of insurance relating to the Purchased Assets and the Acquired Business (other than title insurance policies or insurance policies relating exclusively to mortgage or other loans originated or serviced by Seller) which name Seller as an insured party thereunder.

         IV.14 Intellectual Property. (a) Section 4.14 of the Disclosure Schedule lists (i) all foreign and domestic patents and patent applications and
(ii) all copyright registrations, trademark registrations, trademark registration applications, service mark registrations, service mark registration applications and trade names (exclusive of any such registration, application or name using the name "Banc One Mortgage Corporation" or "Banc One" or the symbol in any form), in each case which is owned by Seller and used in the Acquired Business (collectively the "Intellectual Property"). Section 4.14 of the Disclosure Schedule also lists (1) all license agreements of patent, trademark or service mark rights entered into for use in the Acquired Business and (2) all computer programs, software, applications and databases utilized by Seller in the Acquired Business (excluding computer software purchased by Seller that is sold by national computer software retailers to the general public). Purchaser acknowledges that Seller may use the Inbound Processing SMS workbench for its ongoing operations after the Closing Date.

         (b) Unless otherwise indicated in Section 4.14 of the Disclosure Schedule, (i) there are no existing or, to Seller's Knowledge, threatened claims by any third party based on the use by, or challenging the ownership of, Seller of any Intellectual Property, or any claims challenging any rights of Seller under the license agreements or to use the computer programs, software, applications and databases listed in Section 4.14 of the Disclosure Schedule;
(ii) to Seller's Knowledge (A) none of the methods or services which Seller uses, offers, sells or provides in the course of conducting the Acquired Business infringes upon any intellectual property or intellectual property rights of others, (B) none of the Intellectual Property is being infringed by others in any material respect and (C) none of the material rights of Seller under the license agreements or to the use of the computer programs, software, applications and database listed in Section 4.14 of the Disclosure Schedule is being violated in any material respect; (iii) Seller owns all right, title and interest in the Intellectual Property; (iv) Seller has not received any oral or written claim or demand from any Person pertaining to or challenging the right of Seller to use any Intellectual Property, or any such claim or demand challenging the rights of Seller under the license agreements or to the use of the computer programs, software, applications and databases listed in Section
4.14 of the Disclosure Schedule, and no Litigation has been instituted, is pending or, to Seller's Knowledge, is threatened which challenges such rights and (v) Seller has complied with the applicable provisions of all laws of the states in which it has used the Intellectual Property and computer programs, software, applications and data bases pertaining to the use of the Intellectual Property or computer programs, software, applications and data bases, as applicable, and none of the Intellectual Property has been abandoned or otherwise has entered the public domain in any state or country in which the Intellectual Property has been used or in which there is a registration for any of the Intellectual Property. Within the 12-month period immediately prior to the Effective Date, Seller has not made use of any intellectual property in connection with the Acquired Business other than the Intellectual Property, computer software purchased by Seller that is sold by national computer software retailers to the general public or the license agreements, computer programs, software, applications and databases listed in Section 4.14 of the Disclosure Schedule.

         IV.15 Contracts. Seller has made available to Purchaser a correct and complete copy of each written contract, agreement, understanding and arrangement material to the Acquired Business. Each such Contract, agreement, understanding and arrangement is listed in Section 4.15 of the Disclosure Schedule. With respect to each such contract, agreement, understanding and arrangement: (i) each is a valid and binding obligation of Seller and the party or parties with whom Seller contracted, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors' rights and the discretion of a court to grant specific performance,
(ii) Seller is not in breach or default thereof and, to Seller's Knowledge, no event has occurred which would, with notice or the passage of time or both, constitute a breach or default by Seller, permit termination, modification or acceleration against Seller thereunder, prevent Seller from performing its obligations hereunder or result in a Lien upon any of the Purchased Assets,
(iii) neither Seller nor any other party thereto has repudiated or waived any provision thereof, (iv) all amounts due and payable by Seller through the Closing Date pursuant thereto have been or will be paid and (v) to Seller's Knowledge, no other party thereto is in breach or default thereunder and no event has occurred which, with notice or the passage of time or both, would constitute a breach or default by such other party, or would permit termination, modification or acceleration against such other party thereunder. Except as set forth in Section 4.15 of the Disclosure Schedule, no contract, agreement, understanding or arrangement assigned to Purchaser hereunder contains any restrictions or limitations on competition or the cross sale of services or products.

         IV.16 Employee Matters. (a) Employment Investigations. Except as disclosed in Section 4.8(i), 4.8(ii) or 4.16(a) of the Disclosure Schedule, Seller has not been, nor to Seller's Knowledge, is it likely to become, the subject of or involved in any audit, investigation, complaint or proceeding by the United States Department of Labor, the Office of Federal Contract Compliance, the Equal Employment Opportunity commission or any similar federal, state or local body dealing with any employment policies and practices of Seller affecting the Acquired Business or any Person currently employed in connection with the Acquired Business or the Purchased Assets.

         (b) Employment Related Suits. Except as disclosed in Section 4.8(i), 4.8(ii) or 4.16(b) of the Disclosure Schedule, there is no pending or, to Seller's Knowledge, threatened or anticipated Litigation against Seller on the part of any Person currently employed with respect to the Acquired Business or the Purchased Assets.

         (c) Employees. Seller is not a party to or otherwise subject to any collective bargaining agreement or any other agreement with any labor union with respect to the Acquired Business. There is no pending or, to Seller's Knowledge, threatened or anticipated attempt to unionize any Persons who currently are employed in connection with the Acquired Business. Seller is neither involved in nor, to Seller's Knowledge, threatened with any collective bargaining or labor union dispute.

         (d) Employment Agreements. All employment, bonus, compensation, severance, retirement or similar agreements entered into by Seller and any Person currently employed in connection with the Acquired Business, are listed in Section 4.16(d) of the Disclosure Schedule. The consummation of the transactions contemplated hereby, including any subsequent terminations of employment, shall not result in any payments to any Person employed in connection with the Acquired Business or the Purchased Assets being subject to
Section 280G of the Code, without regard to whether such payments are considered to be reasonable compensation.

         (e) No WARN Act Activities. From the date hereof through the Closing Date, Seller shall not effectuate (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller's business, or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Seller's business without giving all notices required by the WARN Act, or any similar state law or regulation, and Seller shall assume all liability for any alleged failure to give such notice and indemnify and hold harmless Purchaser for any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or a "mass layoff" occurring on or before the Closing Date. For purposes of this Agreement, the Closing Date is the "effective date" for purposes of the WARN Act. None of the employees of the Seller has suffered any "Employment Loss" (as defined in the WARN Act) for a least ninety (90) calendar days before the Closing Date.

         IV.17 No Accrued Liabilities. Except for the Assumed Liabilities, there are no accrued liabilities of Seller with respect to the Purchased Assets or circumstances under which such accrued liabilities will arise against Purchaser as successor to the Purchased Assets with respect to any action or failure to act by Seller occurring on or prior to the applicable Transfer Date or the Closing Date.

         IV.18 Solvency. Both immediately before the Closing Date and after the consummation of the transactions contemplated by this Agreement, (a) the sum of the assets of Seller, at fair valuation, will exceed their respective debts, (b) the present fair saleable value of the assets of Seller will be greater than the amount required to pay the liabilities of Seller on its debts as such debts become absolute and mature and (c) Seller will have sufficient capital with which to conduct its businesses. The transfer, assignment, and conveyance of the Purchased Assets by Seller pursuant to this Agreement are not subject to the bulk transfer provisions or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance.

         IV.19 Transactions with Affiliates. Section 4.19 of the Disclosure Schedule lists all agreements in effect as of the Effective Date with respect to services provided by any Affiliate of Seller to Seller, or by Seller to any Affiliate of Seller, with respect to the Acquired Business or a Purchased Asset.

         IV.20 Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         IV.21 No Regulatory Impediment. Seller is not aware of any fact relating to its business, operations, financial condition or legal status that could reasonably be expected to impair the ability of Purchaser to obtain, on a timely basis, all consents, approvals, licenses and permits from Governmental Authorities necessary for the consummation of the transactions contemplated hereby without the imposition of any condition which would be unreasonably burdensome to the business or financial condition of the Purchaser or its Affiliates.

         IV.22 Statements Made. No representation, warranty or written statement made by Seller in this Agreement, in any Schedule or Exhibit to this Agreement, or in any written statement or certificate furnished by Seller to Purchaser pursuant to Article IX, and no information otherwise provided by Seller to Purchaser in connection with the transactions contemplated hereby, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary in order to make the representations, warranties and statements contained herein and therein not misleading in light of the circumstances in which the are made.


                                    ARTICLE V

                          MORTGAGE BANKING AND RELATED
                            REPRESENTATIONS OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller, jointly and severally (except where indicated and to be made by Banc One Mortgage Corporation alone), makes the representations and warranties set forth below regarding Seller, the Acquired Business and the Purchased Assets, it being acknowledged by Seller that each such respective representation and warranty relates to material matters upon which Purchaser relied and, solely for purposes of Articles XII, shall survive the Closing and each applicable Transfer Date, and it being understood that, unless otherwise expressly provided herein, each such respective representation and warranty is made to Purchaser as of the Effective Date and (subject to Section 9.2(a)) the Closing Date:

         V.1 Portfolios and Listed Agreements. (a) Section 5.1(a) of the Disclosure Schedule contains a list of all Servicing Agreements to which Seller is a party. Part A thereof shall set forth the Listed Agreements and Part B thereof shall set forth any other Servicing Agreements to which the Seller is a party.

         (b) Section 5.1(b) of the Disclosure Schedule contains a list of all GNMA, FNMA and FHLMC Mortgage Pools included in the Servicing Portfolio.


         V.2 Portfolio Information; Related Matters. (a) Seller has previously delivered to Purchaser one or more tapes (magnetic media) which set forth certain information, as of the Tape Date, with respect to each Mortgage Loan that is a part of the Servicing Portfolio.

         (b) Seller has previously delivered to Purchaser a tape (magnetic media) which sets forth certain information, including without limitation the proposed loan amount, interest rate, loan type, and closing date, as of the Tape Date, with respect to each Mortgage Loan.

         (c) Purchaser has utilized certain assumptions as of the Tape Date with respect to the information on the Tape to determine the Purchase Price. These assumptions are described in Exhibit C.

         (d) The information furnished by Seller to Purchaser pursuant to Sections 5.2(a) and 5.2(b) and the assumptions utilized by Purchaser in Section 5.2(c) were true and correct in all material respects as of the dates furnished.

         V.3 Enforceability of Listed Agreements. (a) Seller has previously made available to Purchaser true and complete copies of all Listed Agreements. Each Listed Agreement and the Regulations applicable thereto set forth all the terms and conditions of the rights of Seller against and obligations to the Agencies, Contract Parties, Investors and Insurers and there are no written or oral agreements that modify, supplement or amend any such Listed Agreement other than such modifications, supplements or amendments which would not materially affect the rights of Seller under the related Listed Agreement. Each of the Listed Agreements is a valid and binding obligation of Seller and the other party thereto, is in full force and effect, and is enforceable against Seller and the other party thereto in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditor's rights generally and general principles of equity (whether considered in a proceeding equity or at law.

         (b)  There  is  no  pending  or,  to  Seller's  Knowledge,   threatened
cancellation or partial termination of any Listed Agreement.

         (c) Except as set forth in Section 5.3(c) of the Disclosure Schedule, the rights of Seller and all of the rights related to the Servicing, including the right to receive servicing fees, are owned by or for the account of Seller free and clear of any Liens. The sale, transfer and assignment by Seller to Purchaser, of the Listed Agreements, and the instruments required to be executed by Seller and delivered to Purchaser pursuant to the applicable Regulations, are, or will be on the Closing Date, valid and enforceable in accordance with their terms and will effectively vest in Purchaser good and marketable title to the Listed Agreements free and clear of any and all liens, claims, or encumbrances, except for those encumbrances required by applicable Investor rules and regulations.

         V.4  Compliance  with  Listed  Agreements.  (a)  Except as set forth in
Section 5.4(a) of the Disclosure Schedule, there is no material default or breach by Seller under any Listed Agreement or under Regulations applicable thereto, and no event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by Seller under any such Listed Agreement or with Regulations applicable thereto or would permit termination or modification of any such Listed Agreement by a third party without the consent of Seller.

         (b) Except as set forth in Section 5.4 (b) of the Disclosure Schedule, there exists no breach of a representation and warranty by Seller set forth in a Listed Agreement (each of which was made as of the date specified in such Listed Agreement) which gives rise to a repurchase remedy against Seller under such Listed Agreement.

         V.5 Advances and Accounts Receivable. Each Purchased Advance and Purchased Accounts Receivable is a valid and subsisting amount owing to Seller, is carried on the books of Seller at values determined in accordance with GAAP and is not subject to any set-off or claim that could be asserted against Purchaser, and Seller has not received any notice from an Investor, Insurer or other appropriate party in which the Investor, Insurer or party disputes or denies a claim by Seller for reimbursement in connection with a Purchased Advance or Purchased Accounts Receivable.

         V.6 No Recourse.  Except with respect to those Mortgage Loans listed on
Section 5.6 of the Disclosure Schedule and identified expressly in the magnetic media referenced in Section 5.2 hereof, none of the Listed Agreements or other contracts to be assigned by Seller to Purchaser hereunder provide for Recourse to Seller.

         V.7 Mortgage Loan Representations and Warranties. Banc One Mortgage Corporation makes the representations and warranties set forth below regarding each Mortgage Loan:

         (a) Each Mortgage Loan was originated in accordance with and conforms in all material respects to applicable Regulations; and each Mortgage Loan in the Servicing Portfolio was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, the applicable Investor or Insurer upon such sale, issuance of insurance or pooling. Except as set forth in Section 5.7(a) of the Disclosure Schedule, there exist no facts or circumstances that would entitle an Investor to demand repurchase of a Mortgage Loan by Seller or would entitle an Insurer or Investor to demand indemnification from Seller, to cancel any mortgage insurance held for the benefit of Seller, or to reduce any mortgage insurance benefits payable to Seller.

         (b) Each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors' rights and the discretion of a court to grant specific performance. All parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage and each Mortgage Note and Mortgage has been duly and properly executed by such parties. The Mortgage Loan is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Purchaser, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

         (c) Except for those Mortgage Loans with weather-related completion escrow accounts, the full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or offsite improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid. Except as disclosed in Section 5.7(c) of the Disclosure Schedule, there is no obligation on the part of Seller, or of any other party, to make supplemental payments in addition to those made by the Mortgagor.

         (d) Each Mortgage has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Except as set forth in Section 5.7(d)(i) of the Disclosure Schedule, there are no mechanics, or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. Except for any Mortgage Loan secured by a Mortgaged Property located in Iowa, as to which an opinion of counsel of the type customarily rendered in such State in lieu of title insurance has been received, a valid and enforceable title policy, or a commitment to issue such a policy, has been issued and is in full force and effect for each such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage is a valid first lien on the Mortgaged Property therein described and that the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage, subject to the exceptions set forth in this Section 5.7(d), and otherwise satisfies applicable Regulations. The mortgagee, its successors and/or assigns, is the named insured and the sole insured of such mortgage title insurance policy, proper assignment of the title policy has been or by the applicable Transfer Date will be made to Purchaser, and the assignment to Purchaser of such interest in such mortgage title insurance policy does not require the consent of or notification to the Insurer, or any required consent has been obtained by Seller at the time of assignment. Except as set forth in Section 5.7(d)(ii) of the Disclosure Schedule, no claims have been made under such mortgage title insurance policy, and none of Seller, the Originator or Prior Servicer, as applicable, has done, by act or omission, anything that would impair the coverage of such mortgage title insurance policy. All tax identifications and property descriptions are legally sufficient. All required assignments of Mortgages have been recorded, or sent for recording, in the proper jurisdiction such that record title to the Mortgage Loan is or will be vested in Seller or the appropriate Investor as required by the applicable Regulations.

         (e) Except as set forth in Section 1(i) of the Disclosure Schedule, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration. Except as approved by the applicable Investor and except for loss mitigation and error correction activities taken in accordance with applicable Regulations, neither Seller nor any Originator or Prior Servicer has (i) agreed to any modification, extension or forbearance in connection with a Mortgage Note or Mortgage, (ii) released, satisfied or canceled any Mortgage Note or Mortgage in whole or in part, (iii) subordinated any Mortgage in whole or in part, or (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage, and the written instrument necessary to effect any of the foregoing has been recorded, if necessary, and is part of the Mortgage Loan Documents and otherwise satisfies applicable Regulations. Seller has not advanced its funds to cure a default or delinquency with respect to any such Mortgage Loans, except for deficiencies in Mortgage Escrow Payments. Except as set forth on Section 5.7(e) of, or with respect to buy down arrangements set forth on Section 5.7(r)(i) of the Disclosure Schedule, Seller has not induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor on the Mortgage Loan, directly or indirectly, for the payment of any amount required under the Mortgage Loan.

         (f) All payments received by Seller with respect to any Mortgage Loan have been remitted and properly accounted for as required by applicable Regulations. All funds received by Seller in connection with the satisfaction of Mortgage Loans, including but not limited to foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate principal and interest account or taxes and insurance account included among the Custodial Accounts, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by applicable Regulations, or are and will be in one of the Custodial Accounts on the Closing Date. The unpaid balances of the Mortgage Loans are as stated in the Mortgage Loan Documents to be delivered to Purchaser.

         (g) Except as set forth in Section 5.7(g) of the Disclosure Schedule, each Mortgage Loan which is represented by Seller to have FHA insurance is, or is eligible without limitation to be, insured pursuant to the National Housing Act. Each Mortgage Loan which is represented by Seller to be guaranteed by the VA is, or is eligible in the normal course of business to be, guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code. If required by FNMA or FHLMC, each Conforming Conventional Loan is, or prior to the Closing Date will be, insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required, and by an Insurer approved by FNMA or FHLMC, and all provisions of such primary mortgage guaranty insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each mortgage insurance or guaranty certificate, each of Seller and, to Seller's Knowledge, any Originator and Prior Servicer, has complied with applicable provisions of the insurance or guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty with respect to Purchaser, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of setoff against Purchaser affecting the validity or enforceability of any mortgage insurance or guaranty with respect to a Mortgage Loan.

         (h) Seller and, to Seller's Knowledge, each Originator and Prior Servicer have complied, in all material respects, with applicable Regulations pertaining to the origination, sale and servicing of the Mortgage Loans, including without limitation truth-in-lending, real estate settlement procedures, fair credit reporting, and fair housing, anti-redlining, equal credit opportunity and every other prohibition against unlawful discrimination in residential or governing consumer credit, and also including without limitation the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, the Real Estate Settlement Procedures Act of 1974, and Regulation X and state consumer credit codes and laws. To Seller's Knowledge, each Originator and Prior Servicer was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by Purchaser, or otherwise have any material and adverse affect on Purchaser.

         (i) All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the Mortgage Loans have been paid to the extent such items are required to be paid pursuant to applicable Regulations and as herein provided. Each Mortgage Loan is, or by the Closing Date will be covered by a valid and freely assignable, life of loan, tax service contract and flood tracking services contract, in full force and effect, with Trans America Real Estate Tax Service, Trans America Real Estate Flood Service and/or GeoTrac, respectively, and Seller has provided Purchaser with a list, to be updated as of the Closing Date, identifying each such contract.

         (j) All improvements upon the Mortgaged Property are insured against loss by such fire, hazard and/or extended coverage insurance policies as may be required by applicable Regulations in an amount that is at least equal to the outstanding principal balance of the Mortgage Loan or the full replacement value of the Mortgaged Property, whichever is greater, subject to applicable Regulations that limit the amount of such insurance that may be required. The insurance policy is in a form, and is issued by an Insurer, that is acceptable to the applicable Investor with respect to the Mortgage Loan. If the Mortgaged Property was at the time of origination in an area identified by the Federal Emergency Management Agency as having special flood hazards or the applicable Regulations otherwise require, then the Mortgaged Property is covered by a flood insurance policy that is in a form, and is issued by an insurer, acceptable to the applicable Investor, and the policy is in an amount that is at least equal to (a) the outstanding principal balance of the Mortgage Loan, or (b) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973, whichever is less; provided, however, that flood insurance will not be required if the Mortgaged Property is an individual unit in a condominium if the applicable Investor does not require such insurance with respect to the unit. The Mortgage for each Mortgage Loan obligates the related Mortgagor to maintain all hazard insurance required by this Section 5.7(j) and to pay all premiums and charges in connection therewith, and on the Mortgagor's failure to do so, authorizes the mortgagee to maintain such insurance at Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. If the Mortgaged Property is an individual unit in a condominium project or an individual unit in a planned unit development, then the common elements and property of the condominium project or the common areas and property of the planned unit development are insured against loss by such fire, hazard, extended coverage and flood insurance policies as are required by the applicable Investor. Without limiting the foregoing, each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable to the applicable Investor with respect to the condominium project or planned unit development. Additionally, if the Mortgaged Property is an individual unit in a condominium project or an individual unit in a planned unit development, then general liability, fidelity and all other insurance required by the applicable Investor is maintained in connection with the condominium project or planned unit development, and each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable to the applicable Investor with respect to the condominium project or planned unit development. With respect to each insurance policy required by this Section 5.7(j), to the extent required by the applicable Regulations: (A) the policy contains an endorsement providing that advance written notice will be given in writing to the mortgagee, its successors and/or assigns in the event the policy is to be canceled, no later than the time specified in the applicable Regulations; (B) the mortgagee, its successors and/or assigns, or such other appropriate Persons specified by applicable Regulations, are named in the mortgage clause or loss agent clause of the policy, and as a result the payment for any loss will be made to the mortgagee, its successors and/or assigns, or such other appropriate Persons, and in the event of loss, the interest of the mortgagee as successor in interest will not be impaired by an act or neglect of the Mortgagor, any foreclosure, notice of sale or any change in ownership of the Mortgaged Property; and (C) Seller has provided the appropriate Insurer with such notice, or has obtained such consent, as is necessary to designate the appropriate Persons required by the applicable Regulations as loss payee on each such insurance policy. In addition, if the provisions specified in clauses (B) and
(C) are not applicable with regard to a particular insurance policy but are required by the applicable Regulations, Seller has obtained a certificate of insurance in the form required by the applicable Regulations. All insurance policies required by this Section 5.7(j) are in full force and effect, and all premiums with respect to such policies have been paid. Except with the consent of the applicable Investor and Insurer providing mortgage insurance, to the extent that such consent was required under the applicable Regulations, no casualty insurance proceeds for property damage have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property. There are no (i) uninsured casualty losses, (ii) casualty losses where coinsurance has been claimed (or Seller has any reason to believe will be claimed) by an Insurer or (iii) casualty losses where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the Insurer, in each case with respect to any Mortgaged Property.

         (k) To Seller's Knowledge, except as disclosed in Section 5.7(k) of the Disclosure Schedule, there exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing thereof, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property. All of the improvements that were included for the purpose of determining the appraised value of the Mortgaged Property for a Mortgage Loan and lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, unless covered by title insurance or waivers. With respect to any Mortgaged Property, in each case, to Seller's Knowledge, and without having performed any investigation, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the property does not violate any standards under, applicable statutes, ordinances, rules, regulations, orders or decisions with regard to pollutants or hazardous or toxic substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, Federal Water Pollution Control Act, Clean Air Act, and Toxic Substances Control Act, as such laws are amended and supplemented from time to time and any analogous federal, state or local statutes, rules and regulations.

         (l) Except as disclosed in Section 5.7(l) of the Disclosure Schedule with respect to pools which have not been finally certified, all Mortgage Pools have been initially certified, finally certified and/or recertified if required by and otherwise in accordance with applicable Regulations, and the securities backed by such Mortgage Pools have been issued on uniform documents, as required by applicable Regulations without any material deviations therefrom. Subject to the obligations of Seller pursuant to Section 7.9 hereof, the Mortgage Loan Documents to be delivered to Purchaser will include all documents necessary (other than Assignments of Mortgage Instruments that are to be delivered by Seller after the applicable Transfer Date) in order for Purchaser's document custodian to finally certify or recertify, as applicable, the Mortgage Pools in accordance with the applicable Regulations by the applicable deadline. Each Mortgage Loan included in a Mortgage Pool meets all eligibility requirements of the Investor for inclusion in such Mortgage Pool. After the reconciliation required hereunder, each Mortgage Pool will be properly balanced and fully funded.

         (m) With regard to each Mortgage Loan, Seller is transferring to Purchaser or its designee the Mortgage Loan Documents which contain each of the documents and instruments specified to be included therein and required to be maintained under the applicable Regulations; and such document or instrument is duly executed and in form acceptable to the applicable Investor or Insurer.

         (n) In the event the related Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage and no fees or expenses are or will become payable by the Purchaser, or the applicable Investor, or their respective successors and assigns, to the trustee under the deed of trust, except as expressly provided in the Mortgage Loan Documents for the performance of duties by the trustee after a default by the Mortgagor.

         (o) The origination, sale and servicing practices used by Seller and, to Seller's Knowledge, any Originator and Prior Servicer with respect to each Mortgage Loan have been in all material respects in accordance with applicable Regulations. With respect to Mortgage Escrow Payments, except as disclosed in
Section 5.7(o) of the Disclosure Schedule there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made, and no Mortgage Escrow Payments or payments or other charges or prepayments due from Mortgagor have been capitalized under any Mortgage or the related Mortgage Note.

         (p) The loan-to-value ratio of each Mortgage Loan did not, at the time of origination, exceed the maximum amount permitted by the applicable Investor and Insurer for such Mortgage Loan. To Seller's Knowledge, the appraisal prepared in connection with each Mortgaged Property provided an accurate estimate of bona fide market value of the Mortgaged Property at the time of origination and was prepared by a qualified appraiser with no direct or indirect interest in the Mortgaged Property, and both the appraisal and the appraiser satisfied all applicable Regulations.

         (q) To Seller's Knowledge, no fraud has occurred on the part of any Person in connection with any Mortgage Loan, that could materially and adversely affect Purchaser or the Servicing of such Mortgage Loan or result in Purchaser incurring losses.

         (r) No Mortgage Loan contains terms or provisions (i) that would result in negative amortization or, except as set forth in Section 5.7(r)(i) of the Disclosure Schedule, provide for an interest rate buydown or (ii) except as set forth in Section 5.7(r)(ii) of the Disclosure Schedule, pursuant to which the Mortgage Loan will convert, or whereby its Mortgagor is permitted prospectively to convert the Mortgage Loan, from an adjustable rate mortgage loan to a fixed rate mortgage loan. All Mortgage Loans are secured by single-family (i.e., one- to four- family) residential real property, and except as set forth in Section 5.7(r)(iii) of the Disclosure Schedule none of the Mortgage Loans are or will be
(a) insured under section 203k, 235, 245 or 265 of the National Housing Act, (b) graduated payment loans that are still in the adjustment period of the loan, (c) reverse mortgage loans or (d) housing authority loans, (e) coinsured, (f) Home Equity Loans, (g) VA vendee loans, (h) FNMA Timesaver Loans (as defined in Regulations), (i) bi-weekly payment loans or (j) Texas Veteran Land Board loans or relate to such loans. Except as disclosed in Section 5.7(r)(iv) of the Disclosure Schedule, none of the Mortgage Loans are secured by a condominium or a cooperative unit. With respect to a Mortgage Loan that is secured by a condominium, planned unit development or cooperative unit, if required by the applicable Investor, the condominium, planned unit development or cooperative unit has and had all necessary project acceptances, the Mortgage Loan was underwritten using all special property appraisal methods, and the loan otherwise meets and met any and all other special acceptance requirements under the applicable Regulations. No Mortgage Loan is secured by manufactured housing that is not affixed to a permanent structure.

         (s) Except as set forth in Section 5.7(s) of the Disclosure Schedule, Seller has not received notice from any Mortgagor or other party with respect to the Mortgage Loans of a request for relief pursuant to or invoking any of the provisions of the Soldiers and Sailors Relief Act of 1940 or any similar law which would have the effect of suspending or reducing the Mortgagor's payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

         (t) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage.

         (u) Seller and each Originator and Prior Servicers have remitted or otherwise made available to each Investor (i) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (ii) all advances of principal and interest payments required by such Servicing Agreements. In accordance with the applicable Regulations, Seller has prepared and submitted to each Investor all reports in connection with such payments required by the applicable Regulations.

         V.8 Mortgage Banking Qualification. Except as set forth in Section 4.4(a), 4.4(b), 4.9(a) or 5.8 of the Disclosure Schedule, Seller (a) to the extent required for the conduct of the Acquired Business, is approved (i) by FHA as an approved mortgagee and servicer for FHA Loans, (ii) by VA as an approved lender and servicer for VA Loans, (iii) by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages and (iv) by GNMA as an authorized issuer and approved servicer of GNMA-guaranteed mortgage-backed securities, (b) has all other material certifications, authorizations, licenses, permits and other approvals, including without limitation those required by State Agencies, that are necessary to conduct the Acquired Business (or, where legally permissible, any waiver of or exemption from any of the forgoing by such Agency or State Agency) and (c) is in good standing under all applicable federal, state and local laws and regulations thereunder (the approvals set forth in this Section 5.8 being collectively referred to as "Licenses").

         V.9 Mortgage Banking Compliance. (a) Except as set forth in Section 4.9(a) or 5.9(a) of the Disclosure Schedule, Seller is in compliance in all material respects with (i) all applicable Regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to its conduct of the Acquired Business, and (ii) to the extent applicable with respect to the conduct of the Acquired Business, all Mortgage Loan Documents relating to each Mortgage Loan.

         (b) All Custodial Accounts required to be maintained by Seller have been established and continuously maintained in all material respects in accordance with applicable Regulations. Except as to payments which are past due under the Mortgage Loans, all Custodial Account balances required by the Mortgage Loans and paid to Seller for the account of the Mortgagors under the Mortgage Loans have been credited to the appropriate account and have been retained in and disbursed from the appropriate account in accordance with the applicable Regulations. Except as set forth in Section 5.9(b) of the Disclosure Schedule, within the last 12 months prior to the applicable Transfer Date, Seller has analyzed the payments required to be deposited into the Custodial Accounts and adjusted the payment thereto in order to eliminate any deficiency that Seller may have discovered, except with respect to Mortgage Loans originated within the last 12 months prior to the applicable Transfer Date. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, Seller and, to Seller's Knowledge, each Originator and Prior Servicer, in all material respects, has (i) computed the amount of such payments in accordance with applicable Regulations, (ii) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments, and when required by the applicable Servicing Agreement has advanced its own funds to pay such charges and items, and (iii) delivered to the related Mortgagors the statements and notices required by applicable Regulations in connection with the Custodial Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount to the Mortgage Escrow Payments. Except as disclosed in Section 5.9(b) of the Disclosure Schedule, Seller is not obligated under the Mortgage Loan Documents (as opposed to under applicable law) to pay to, or have credited for the benefit of, a Mortgagor interest with respect to funds in a Custodial Account.

         (c) Seller has not done or failed to do, or has caused to be done or omitted to be done, any act required of Seller, the effect of which would operate to invalidate or impair (i) any FHA insurance or commitment of the FHA to insure, (ii) any VA Guarantee or commitment of the VA to guarantee, (iii) any title insurance policy, (iv) any hazard insurance policy, (v) any flood insurance policy, (vi) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or private mortgage insurer or (vii) an surety or guaranty agreement.

         V.10 Inquiries. Section 4.8(ii) or 5.10 of the Disclosure Schedule contains a true and correct list of each written audit, investigation report or complaint in respect of Seller by any Agency, Investor or Insurer received by Seller since January 1, 1995 which asserted a material failure to comply with applicable Regulations affecting the Acquired Business or the Purchased Assets or resulted in (a) a repurchase by Seller of ten or more Mortgage Loans and/or REOs acquired as a result of a default under a Mortgage Loan from such Agency, Investor or Insurer in any period equal to or less than one year, (b) indemnification by Seller in connection with ten or more Mortgage Loans in any period equal to or less than one year, or (c) rescission of an insurance or guaranty contract or agreement applicable to ten or more Mortgage Loans. Except as set forth in Section 4.8(ii) or 5.10 of the Disclosure Schedule and except for customary ongoing quality control reviews, no such audit, investigation or complaint is pending.

         V.11 IRS Reports. Seller has filed or will file all IRS Forms, including without limitation Forms 1041 Schedule K-1, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing for activity that occurs on or before December 31, 1997, and Seller shall file all IRS Forms with respect to the Servicing that must be filed on or before the Closing Date.



                                   ARTICLE VI

               GENERAL REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants as follows, it being acknowledged by Purchaser that each such representation and warranty relates to material matters upon which Seller relied and, solely for purposes of Article XIII, shall survive the Closing and applicable Transfer Date, and it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to Seller as of the Effective Date and (subject to Section 9.3(a)) the Closing Date, and the Purchaser Transfer Date Representations and Warranties are made to Seller on each applicable Transfer Date:

         VI.1 Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Florida.

         VI.2 Authority. Purchaser has full power and authority (corporate and other) to execute and deliver this Agreement and any documents, agreements and instruments to be executed and delivered by it pursuant to or in connection with this Agreement and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and any documents, agreements and instruments to be executed and delivered by it pursuant to or in connection with this Agreement, and the consummation of the transactions and the performance of the obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, and the other documents, agreements and instruments to be delivered by Purchaser pursuant to this Agreement will, when executed and delivered, be duly and validly executed by Purchaser and constitute valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as affected by any bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         VI.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of the obligations which it is obligated to perform hereunder will not, (i) violate any provision of the constituent documents of Purchaser or (ii) assuming that all Regulatory Authorizations and all Third Party Consents have been obtained or made, (A) violate in any respect any law, regulation, rule, order, judgment or decree to which Purchaser is subject or (B) violate in any respect, result in the termination or the acceleration of, or conflict with in any respect or constitute a default under, any Contract to which Purchaser is a party or by which any of its property is bound.

         VI.4 Consents. Except for (i) such Regulatory Authorizations and Third Party Consents as shall be sought prior to the Closing Date and (ii) such other Regulatory Authorizations and Third Party Consents the absence of which would not enable any person to enjoin the transactions contemplated by this Agreement, no Regulatory Authorization or Third Party Consent is required for the execution and delivery of this Agreement, the Preferred Partner Agreements and any document, agreement or instrument required to be executed by Purchaser pursuant to or in connection with this Agreement or the Preferred Partner Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby.

         VI.5 Brokers. Other than Cohane Rafterty Securities, Inc., whose fee will be paid by Purchaser, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplate by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

         VI.6 No Regulatory Impediment. As of the Effective Date, Purchaser is not aware of any fact relating to its business, operations, financial condition or legal status that could reasonably be expected to impair its ability to obtain, on a timely basis, all Regulatory Authorizations necessary for the consummation of the transactions contemplated hereby.

         VI.7 Statements Made. No representation, warranty or written statement made by Purchaser in this Agreement or in any written statement or certificate furnished by Purchaser to Seller pursuant to Article IX contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary in order to make the representations, warranties and statements contained herein and therein not misleading in light of the circumstances in which they are made.


                                   ARTICLE VII

                                    COVENANTS

         VII.1 Conduct of Business. During the period from the Effective Date to the Closing Date Seller, jointly and severally, agrees that:

         (a) Except to the extent that Purchaser provides prior written consent to do otherwise, or except as expressly permitted or required by this Agreement, Seller shall (i) maintain its corporate existence in good standing, (ii) maintain the general character of the Acquired Business and conduct the Acquired Business in a commercially reasonable manner consistent with past practice, as modified by the Transitional Agreement, (iii) maintain proper business and accounting records relative to the Acquired Business, (iv) use commercially reasonable efforts to preserve relationships with customers, suppliers, Investors and Insurers of the Acquired Business, (v) maintain at least its standard retention practices and arrangements for employees of the Acquired Business consistent with past practice, (vi) maintain the Purchased Assets in good condition and repair, ordinary wear and tear excepted, (vii) maintain presently existing insurance coverages with respect to the Purchased Assets and the Acquired Business, and (viii) use commercially reasonable efforts to preserve the Acquired Business;

         (b) No material change shall be made by Seller in accounting methods, principles or practices relating to the Acquired Business (i) unless required by law or by changes in GAAP, (ii) unless Purchaser provides prior written consent to the change, or (iii) except as expressly permitted or required by this Agreement.

         (c) Seller shall not, without the prior written consent of Purchaser, or except as expressly permitted or required by this Agreement, (i) enter into any material contract, transaction or commitment relating to the Acquired Business, including without limitation any contract, transaction or commitment (other than related to this Agreement) regarding the sale of any Servicing; (ii) increase or agree to increase the salary, remuneration or compensation of any employee listed in Section 4.16(c) of the Disclosure Schedule (except for (A) any increase(s) with respect to any such employee to whom Purchaser has indicated that it will not offer employment, (B) annual merit increases on relevant employment anniversary dates for non-exempt employees, provided such increases do not exceed 6% on average and are consistent with past practices, and (C) increases resulting solely from promotions or reassignment of duties);
(iii) enter into, amend or revise any employment compensation, bonus, severance, retirement or other similar agreement; (iv) directly or indirectly solicit an employee listed in Section 4.16(c) of the Disclosure Schedule (other than any such employee whom Purchaser has indicated that it will not offer employment) to transfer employment to any Affiliate of Seller; (v) renegotiate or change the terms of any Leases other than in the ordinary course of business consistent with past practice; (vi) settle any lawsuits or government enforcement actions related to the Acquired Business or Purchased Assets, other than the lawsuit(s) listed in Schedule 7.1(c)(v) of the Disclosure Schedule; (vii) sell, transfer, assign or otherwise dispose of or encumber any of the Purchased Assets in one transaction or a series of related transactions having a value in excess of $100,000; (viii) cancel any debt or waive or compromise any claim or right relating to the Acquired Business in one transaction or a series of related transactions having a value in excess of $100,000; (ix) make any capital expenditure or commitment in excess of $100,000 relating to the Acquired Business; (x) except with respect to endorsements of negotiable instruments in the ordinary course of its business or with respect to its mortgage banking business in accordance with past practice, incur, assume or guarantee any indebtedness for borrowed money which will constitute an Assumed Liability as of the Closing Date; or (xi) agree to do any of the foregoing.

         (d) Except (i) in response to competitive conditions in order to preserve the value of its franchise, (ii) as required by applicable law or Investor or Insurer requirements, (iii) with the prior consent of Purchaser or
(iv) as expressly permitted or required by this Agreement, Seller shall not materially alter or vary its methods or policies of underwriting, pricing, originating, warehousing, selling or servicing, or buying or selling rights to service, Mortgage Loans.

         (e) Without the prior written consent of Purchaser or except as expressly permitted or required by this Agreement, Seller shall not terminate any Servicing Agreement.

         (f) Without the prior written consent of Purchaser or except as expressly permitted or required by this Agreement, Seller shall not enter into any Servicing Agreement which provides for Recourse against Seller or the servicer or add any Servicing which provides for such Recourse under any existing Servicing Agreement.

         (g) Seller shall perform all of its obligations under the Preferred Partner Agreements and any Transitional Agreements.

Notwithstanding the preceding provisions of this Section 7.1, during the period from the Effective Date to the Closing Date, as contemplated in the Operating Agreement, Seller may sell or transfer, or enter into one or more agreements to sell or transfer, any asset of Seller, except for the Purchased Assets. During the period from the Effective Date to the Closing Date the officers of Seller shall confer on a regular basis with Purchaser as to the Acquired Business, and report periodically on the general status of the ongoing operations thereof.

         VII.2 No Solicitation. Seller agrees that, during the period from the Effective Time to September 30, 1998, neither it nor any of its Affiliates nor any of their respective officers and directors shall, and Seller shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including without limitation any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to shareholders of Seller) with respect to any direct or indirect purchase of all or any significant portion of the Acquired Business or the Purchased Assets (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort to implement an Acquisition Proposal. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it or any of its subsidiaries is a party. Seller will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. Seller will notify (describing the relevant facts) Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller and will continue to inform Purchaser of the status of such inquiries, proposals, requests, negotiations and discussions.

         VII.3 Access; Confidentiality. (a) Seller agrees to permit Purchaser and its accountants, counsel and other authorized representatives to have, during the period from the Effective Date to the Closing Date, reasonable access to the premises, books and records relating to the Acquired Business during normal business hours. Seller agrees to make available to Purchaser upon reasonable advance notice and during normal business hours, the employees of Seller involved in the conduct of the Acquired Business, as Purchaser may reasonably request, provided that such availability shall not interfere with the normal operations of Seller. Seller shall furnish Purchaser with such financial and operational data and other information relating to the Acquired Business as Purchaser shall from time to time reasonably request, including without limitation information regarding increases in the compensation of Persons employed in the Acquired Business that are, or were, implemented in 1998, and other information regarding the compensation of such Persons (other than information regarding any transaction award related to the sale of Seller or any of its Affiliates). Except as otherwise agreed to by Seller, any information heretofore or hereafter obtained from Seller by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement; provided that after the Closing Date the Confidentiality Agreement shall not apply to any such information relating solely to the Acquired Business.

         (b) Purchaser agrees that following the Closing Date, Seller and its attorneys, accountants, officers and other representatives shall have reasonable access, during normal business hours, to the books and records of the Acquired Business to the extent they relate to a period prior to the Closing Date (and shall permit such Persons to examine and copy such books and records to the extent requested by such party), and shall cause the officers and employees of the Acquired Business to furnish (to Seller or any of its Affiliates, or any regulator of Seller or any of its Affiliates) all information reasonably requested by, and otherwise cooperate with (including without limitation, allowing employees who wish to assist Seller or any of its Affiliates to make themselves available for trial, depositions and other litigation endeavors; provided that such assistance does not adversely affect the employee's present job responsibilities) Seller with respect to the Acquired Business or Purchased Assets, in connection with regulatory compliance, indemnification claim verification, pending or threatened litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes. Purchaser shall not destroy or dispose of or permit the destruction or disposition of any such books and records without the prior written consent of Seller.

         VII.4 Taking of Necessary Action. (a) Each of the parties hereto agrees to use commercially reasonable effort to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing or any other provision of this Agreement, to the extent that any of the Purchased Assets are owned or leased by an Affiliate of Seller, Seller shall cause its Affiliates to take all commercially reasonable action and promptly do or cause to be done all commercially reasonable things necessary, proper or advisable to transfer the asset or leasehold interest to Purchaser upon the terms and subject to the conditions of this Agreement.

         (b) Purchaser shall (i) as soon as practicable after the Effective Date, make such filings with respect to Regulatory Authorizations, Licenses and Permits as may be required or advisable to be filed by it in connection with the transactions contemplated hereby and (ii) use its commercially reasonable efforts to consult with and keep Seller informed as to the status of such matters.

         (c) Seller shall cooperate with Purchaser in the preparation of all filings with respect to Regulatory Authorizations, Licenses and Permits (including requests for additional information from Governmental Authorities) made by Purchaser in connection with the transactions contemplated by this Agreement, including providing such information as Purchaser may reasonably request for inclusion therein.

         (d) To the extent that any necessary consents are not obtained with regard to the assignment of any of the Purchased Assets to Purchaser, at Purchaser's request, Seller agrees to use commercially reasonable efforts (i) to provide to Purchaser the benefits of any contract or other agreement or any license, permit or approval intended to be included in the Purchased Assets,
(ii) to cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser (through subcontract or other arrangement or by following procedures for resignation and reappointment of a substitute party thereto), or (iii) to enforce for the account and at the expense of Purchaser any rights of Seller arising from any contracts and other agreements and the licenses, permits and approvals intended to be included among the Purchased Assets, including the right to elect to terminate or not renew in accordance with the terms thereof on the advice of Purchaser.

         VII.5 Name and Marks. As of the Closing Date, Seller will cease the use of the designation "Banc One Mortgage Corporation" or "Banc One" in connection with Purchaser's operation of the Acquired Business and will eliminate the use of any other designation or symbol indicating affiliation within 90 days after the Closing Date with Seller or any Affiliate of Seller. Insofar as promotional materials are concerned, placement on the covers thereof of a prominent legend negating affiliation with Seller or any Affiliate Seller shall be deemed in compliance with the requirements of this Section with respect to materials on hand as of the Closing Date which are used or distributed by Purchaser for a period of no more than three months following the Closing Date. In connection with the acquisition of the Intellectual Property of Seller by Purchaser on the Closing Date, following the Closing Seller shall cease using such Intellectual Property (except as otherwise may be permitted pursuant to the Transitional Agreement), and Seller and Purchaser shall execute an assignment in the form of Exhibit B hereto (the "Intellectual Property Assignment") regarding the transfer of such Intellectual Property to Purchasers. Notwithstanding the foregoing, Purchaser may cause Seller to use Seller's name during the Interim Period to facilitate the performance of Seller's obligations under Section 3.2 hereof.

         VII.6 Non-Competition and Related Matters. (a) Seller shall comply with the restrictive covenants set forth in the Operating Agreement notwithstanding any termination of such agreement, which restrictive covenants are incorporated herein by reference.

         (b) Neither Seller nor any of its Affiliates will, on its own behalf or in conjunction with or on behalf of any other Person, (i) between the Effective Date and Closing Date, directly or indirectly solicit for employment or hire any Seller employee before the delivery of the Prospective Employees List by Purchaser to Seller or, after the delivery of the Prospective Employees List, directly or indirectly solicit for employment or hire any Prospective Employee, or (ii) for a period of two (2) years after the Effective Date, directly or indirectly solicit for employment any Prospective Employee who becomes an employee of the Purchaser in connection with the transactions contemplated hereby while such employee remains employed by Purchaser or any of its Affiliates; provided, however, that the foregoing shall in no way limit Seller or any of its Affiliates with respect to the advertisement to the general public of employment opportunities not targeted to such employees.

         (c) Neither Seller nor any of its Affiliates shall at any time after the Closing Date make use of, disclose or divulge to any Person any information of a proprietary, secret or confidential nature relating to the Acquired Business, except such information may be disclosed (i) where necessary, to any Person in connection with the obtaining of the consents contemplated or required by the terms of this Agreement, (ii) if required by court order, decree or any applicable law (provided the Person with respect to which confidential information is being disclosed has been given sufficient notice thereof so as to be in a position to seek an appropriate protective order), (iii) during the course of or in connection with any litigation or claims with respect to obligations or liabilities relating to the Acquired Business as conducted prior to Closing, including any governmental investigation, arbitration or other proceeding in connection therewith, (iv) if required in connection with any regulatory, governmental or related investigation, inquiry or proceeding or any regulatory compliance requirements imposed upon Seller or any of its Affiliates or (v) to credit rating agencies.

         VII.7 Disclosure. Except as contemplated by the terms of this Agreement or as may otherwise be required by law, neither Seller nor Purchaser, nor any of their respective Affiliates, will disclose to any Person not a party hereto (other than Affiliates, who shall be bound by this provision) the terms of this Agreement. Seller and Purchaser agree to consult with each other prior to issuing any press release relating to the transactions contemplated by this Agreement.

         VII.8 Final Certification and Recertification. (a) Seller shall use commercially reasonable efforts to obtain the final certification or recertification, as applicable, of any Mortgage Pool related to the Servicing Portfolio with respect to which the deadline for final document certification or document recertification is a date that occurs on or before the Closing Date. Seller shall provide and pay the cost of any letter of credit required by GNMA attributable to the final certification or recertification of the Servicing.

         (b) Purchaser shall obtain such documents and shall take or cause to be taken such steps as are necessary to enable it, through the exercise of commercially reasonable efforts after the Closing Date, to obtain by the appropriate deadline the final certification or recertification, as applicable, of any Mortgage Pool related to the Servicing Portfolio with respect to which the deadline for final certification or recertification is after the Closing Date, including the recertification of Mortgage Pools in connection with the transfer of Servicing to Purchaser hereunder.

         VII.9 Further Assurances. Each party hereto shall cooperate with the others, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all Regulatory Authorizations and Third Party Consents, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. Following the Closing Date, Seller agrees to take such additional actions as may be necessary to fully vest in Purchaser the full use and enjoyment of the Purchased Assets, including execution of any additional documents evidencing transfer of title and obtaining any requisite consent from any Affiliate of Seller to the assignment to Purchaser of any agreement required to be listed on Section 2.1(a)(1) and 4.15 of the Disclosure Schedule. Each party agrees that if it receives any payment or amount after the Closing Date to which another party is entitled, the recipient shall promptly transfer such payment or amount to the party so entitled.

         VII.10 Missing Mortgage Loan Documents. Seller agrees, at its own expense, to use commercially reasonable efforts before and after the Closing Date to obtain any Mortgage Loan Documents that are missing and must be obtained pursuant to applicable Regulations.

         VII.11 Releases. After the Closing, Purchaser shall complete the process of preparing, recording and providing to borrowers Lien releases with respect to Mortgage Loans serviced or subserviced by Seller prior to and paid-off as of the Closing Date. At Seller's option, Purchaser shall either provide such releases to Seller for execution or execute the same pursuant to a power-of-attorney provided by Seller or, with respect to subserviced loans, the servicer to Purchaser. To the extent the process of completing the release process has been contracted to third parties and the contracts with those third parties have been assigned to and assumed by Purchaser pursuant to this Agreement, Purchaser shall monitor the activities of such third parties in this regard. Purchaser shall in any event use its best efforts to ensure that the release process is properly completed in a timely manner. In the event there remain funds held in escrow with respect to any such Mortgage Loan, Purchaser shall ensure that Seller has been reimbursed for advances made by it in connection with such Loan to the extent of such remaining escrow funds and, if there remain funds held in escrow after Seller is fully reimbursed for related advances, Purchaser shall return such funds to the borrower.

         VII.12 Non-Solicitation of Mortgagors. The restrictions on Seller's right to solicit the Mortgagors in the Servicing Portfolio are set forth in the Marketing Agreement.

         VII.13 Certain Liens. With respect to the Liens identified in Section 4.5(a) of the Disclosure Schedule, on or before the Closing Date Seller shall take such actions as are necessary to cause the relate Purchased Assets to be free and clear of such Liens.

         VII.14 Transitional Agreement. Prior to the Closing Date, Seller and Purchaser each agree to negotiate in good faith the terms of, and to enter into, the Transitional Agreement substantially in the form attached hereto as Exhibit F, with such modifications as may be mutually agreeable to Seller and Purchaser.

                                  ARTICLE VIII

                                EMPLOYEE MATTERS

         VIII.1 Certain Employee Matters. (a) Purchaser has delivered to Seller a list (the "Prospective Employee List") containing the names of all persons who are actively employed by Seller in connection with the Acquired Business to whom Purchaser intends to offer employment (each a "Prospective Employee" and, collectively, the "Prospective Employees"). Seller shall use commercially reasonable efforts to assist Purchaser in obtaining the employment of the Prospective Employees.

         (b) Effective on such date as mutually agreed between Purchaser and Seller , each Prospective Employee who accepts an offer of employment by Purchaser and thereafter commences such employment shall become an employee of Purchaser.

         (c) Seller shall, from January 1, 1998 to the Closing Date, accrue bonuses and commissions of Seller's employees consistent with past practices.

         (d) Seller shall be solely responsible for and shall pay and fund in full to all of its employees and contractors all compensation, incentive payments, bonuses, retirement annuities, deferred compensation, profit sharing benefits, stock incentives and any accrued sick pay, vacation pay and severance pay accrued through to and including the Closing Date for which Seller is obligated under any Contract or Employee Benefit Plan, or under any personnel or employee manual or policy or under any law or regulation, and Seller shall satisfy all other obligations to such employees accrued through to and including the Closing Date, including without limitation all required withholding tax liabilities and tax deposits. Except as expressly provided herein, no such responsibility or obligation shall constitute an Assumed Purchaser Liability in any way whatsoever. Seller agrees not to accelerate or change the terms of any employee loan as a result of the change of employer for so long as such employees are employed by Purchaser. Seller shall be solely responsible for satisfying any obligations resulting from the consummation of the transactions contemplated by this Agreement under Section 4980B(f) of the Code with respect to continuation of group medical coverage with respect to its respective employees.

         (e) Except as may otherwise be provided in the Transitional Agreement, Purchaser is not assuming, nor shall it have any responsibility whatsoever for the continuation of, or any liabilities under or in connection with, any
Employee Benefit Plan or any employment contract, collective bargaining agreement, severance or retirement arrangement. Purchaser is not, and shall not be deemed to be, a successor employer to Seller with respect to any Employee Benefit Plan; and no plan adopted or maintained by Purchaser after the Closing is or shall be deemed to be a "successor plan," as such term is defined in
Section 4021(a) of ERISA, of any Employee Benefit Plan. No assets held under any Employee Benefit Plan shall be transferred to Purchaser or to any plan adopted or maintained by Purchaser. Except as specifically set forth herein, Purchaser shall not be obligated to assume or continue any term or condition of employment currently or previously promised or maintained by Seller with regard to its current, former or retired employees or contractors, and shall not be responsible for any debt, payment, obligation, claim, liability or agreement which relates to or arises from Seller's employment (or termination of employment) of, or contract (or termination of contract) with its current, former or retired employees, regardless of whether such employees are offered employment by Purchaser.

         (f) Neither Purchaser nor Seller intend this Agreement to create any rights or interests, except as between Purchaser and Seller, and no present, former or future employee or contractor of Purchaser or Seller shall be treated as a third party beneficiary in or under this Agreement


                                   ARTICLE IX

                            CONDITIONS TO THE CLOSING

         IX.1 Conditions of Obligation of Each Party. The respective obligations of Purchaser and Seller hereunder are subject to the satisfaction, at or prior to the Closing Date and each applicable Transfer Date, of the following conditions:

         (a) No Injunction. There shall be no (i) injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction in effect that restrains or prohibits the purchase of the Acquired Business or the Purchased Assets or the assumption of the Assumed Liabilities, or (ii) pending action, suit or proceeding brought by any Governmental Authority which seeks to restrain or prohibit the purchase of the Acquired Business or the Purchased Assets or the assumption of the Assumed Liabilities.

         IX.2 Additional Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date and each applicable Transfer Date, of each of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Seller contained in Articles IV and V of this Agreement of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specific date prior to the Closing Date, in which case such representation an warranty shall be true and correct in all material respects as of such date.

         (b) Performance of Covenants. Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date or the applicable Transfer Date.

         (c) Regulatory Authorizations. Each Regulatory Authorization, License, Permit or Third Party Consent (i) listed in Section 4.4(a), 4.4(b), 4.9(a) or
5.8 of the Disclosure Schedule or (ii) that, in the opinion of counsel for Purchaser, are necessary or appropriate for the consummation of the transactions contemplated by this Agreement, shall have been obtained without the imposition of any condition that would have a Material Adverse Effect or be unreasonably burdensome to the business or condition (financial or otherwise) of Purchaser or any of its Affiliates, and any applicable waiting period in respect thereof shall have expired or been terminated as of the Closing Date or the applicable Transfer Date, as applicable.

         (d) Legal Requirements. All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or that would be unreasonably burdensome to the business or condition (financial or otherwise) of Purchaser.

         (e) Certificates. Purchaser shall have received separate certificates of Seller dated the Closing Date and each applicable Transfer Date, executed on behalf of Seller, respectively, substantially in the form attached hereto as Exhibit D.

         (f) Seller Assignments. Seller shall have executed and delivered to Purchaser an assignment (including the Intellectual Property Assignment attached hereto as Exhibit B) or other appropriate transfer document with respect to the Purchased Assets and all required consents to such assignment or other transfer shall have been obtained. The assignments and other transfer documents shall be in a form reasonably acceptable to Purchaser.

         (g) Material Adverse Effect. No acts or circumstances constituting a Material Adverse Effect shall have occurred from the Effective Date through and including the Closing Date.

         (h) Opinions. Purchaser shall have received a legal opinion from counsel to Seller dated the Closing Date, addressed to Purchaser, substantially in the form attached hereto as Exhibit A.

         (i) Transitional Agreement. Purchaser and Seller shall have entered into the Transitional Agreement substantially in the form attached hereto as Exhibit F, with such modifications as may be mutually agreeable to Seller and Purchaser.

         (j) Leased Premises. Purchaser shall have received an unconditional assignment of the Lease without any amendment or increase in costs or expenses thereunder and without the imposition on Purchaser of any new burdensome terms or conditions (other than as contemplated in the Lease as of the date hereof).

         IX.3 Additional Conditions to the Obligations of Seller. The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date and each applicable Transfer Date, as applicable, of each of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Purchaser contained in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, and the Purchaser Transfer Date Representations and Warranties shall be true and correct in all material respects as of the applicable Transfer Date as though made at and as of such date.

         (b) Performance of Covenants. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respect with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date or the applicable Transfer Date.

         (c) Certificate. Seller shall have received a certificate of Purchaser, dated as of the Closing Date, executed on behalf of Purchaser, substantially in the form attached hereto as Exhibit E.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         X.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a)      by mutual written consent of Seller and Purchaser;

         (b) by Seller on the one hand, or Purchaser, on the other hand, upon written notice given to the other in the event of a material breach or material default in the performance by such other party of any representation, warranty, covenant or agreement contained in this Agreement which has not been, or cannot be, cured within 30 days after written notice thereof, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party;

         (c) by Seller or Purchaser, upon written notice to the other in the event that a Governmental Authority (including any court of competent jurisdiction) the consent of which is necessary for the consummation of the transactions contemplated hereby shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval to consummate such transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

         (d) by Seller, on the one hand, or Purchaser, on the other hand, upon written notice given to the other in the event that the Closing shall not have taken place on or before September 30, 1998, provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination.

         X.2 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section 10.2) shall become void and of no further force and effect and, other than in the event of a termination pursuant to Section 10.1(b) as a result of a willful breach or default by the non-terminating party, there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, except that the obligations of the parties referred to in
Section 12.5 shall continue to apply following any such termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 10.1(b) as a result of a willful breach or default by the non-terminating party, the terminating party shall be indemnified by the non-terminating party and shall have the right to sue the non-terminating party for any and all Damages sustained or incurred as a result of such termination.


                                   ARTICLE XI

                                   TAX MATTERS

         XI.1 Returns. Except as may be otherwise provided in Section 3.12, Seller shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by or with respect to Seller and the Purchased Assets for all taxable years or other taxable periods, or portions thereof, ending on or prior to the Closing Date.

         XI.2 Contests. Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Purchased Assets for Taxes reflected on any Tax Returns described in Section 11.1; provided that Seller shall notify Purchaser of any action taken by it under this Section 11.2. Seller shall be entitled to any Tax refund relating to the Purchased Assets to the extent such Tax refund relates to any taxable year or other taxable period or portion thereof ending on or prior to the Closing Date.

         XI.3 Payment of Taxes. (a) Seller agrees to indemnify and hold harmless Purchaser against all Taxes of or with respect to the Purchased Assets for all taxable years or other taxable periods ending on or prior to the Closing Date and, with respect to any taxable year or other taxable period that begins before and ends after the Closing Date, the portion of such taxable year or other taxable period ended on the Closing Date ("Pre-Closing Periods").

         (b) Purchaser agrees to indemnify and hold harmless Seller against all Taxes of or with respect to the Purchased Assets for all taxable years or other taxable periods beginning after the Closing Date and, with respect to any taxable year or other taxable period that begins before and ends after the Closing Date, the portion of such taxable year or other taxable period beginning after the Closing Date ("Post-Closing Periods").

         XI.4 Notices. Purchaser shall promptly forward to Seller all written notifications and other communications from any taxing authority received by Purchaser relating to any Tax audit or other proceeding relating to the Tax liability of or with respect to the Purchased Assets which, if successful, would result in a payment by Seller under Section 11.3. The failure of Purchaser to give Seller such written notice shall excuse Seller from its obligations under
Section 11.3 with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication but only to the extent that such failure on the part of Purchaser (a) results in a Tax liability greater than the Tax liability owing by Seller had such failure not occurred or (b) otherwise adversely affects the ability of Seller to defend the action. In addition, Purchaser shall promptly forward to Seller all written notifications and other communications from any taxing authority received by Purchaser or any of its respective Affiliates relating to any tax audit or other proceeding relating to the tax liability of Seller.

         XI.5 Cooperation. Purchaser shall provide Seller and its designees with such assistance as may reasonably be requested by Seller or any such designee in connection with the preparation of any Tax Return, audit or judicial or administrative proceeding or determination relating to liability for Taxes of or with respect to the Purchased Assets, including without limitation access to the books and records (as they relate to the Purchased Assets), and the assistance of the officers and employees of Purchaser and its respective Affiliates. Purchaser and Seller acknowledge that any and all information obtained in connection with the preparation of any Tax Return, audit or judicial or administrative proceeding or determination pursuant to this Section 11.5 is of a confidential nature and that all such information shall be used only for the purposes set forth in the immediately preceding sentence.

         XI.6 Transfer Taxes. All stamp, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be paid by Seller, and Seller shall, at its own expense, properly file on a timely basis all necessary tax returns and other documentation with respect to, any Transfer Tax and provide to Purchaser evidence of filing and payment of all Transfer Taxes.

         XI.7 Information Returns. Notwithstanding anything to the contrary in this Agreement, Seller shall indemnify Purchaser for the amount of any Tax paid by Purchaser with respect to information returns filed by Purchaser within 24 months after the Closing Date where such Tax arises out of actions taken by Purchaser or out of the failure by Purchaser to take an action due to reliance upon the representations and warranties in Section 4.11 with respect to information returns or because Seller, prior to the Closing Date, did not receive a properly completed Form W-8, W-9 or similar form from a customer which it had been required to obtain (absent complying with any applicable back-up withholding requirements) or because Seller was not properly withholding on payments to the customer.


                                   ARTICLE XII

                            INDEMNIFICATION BY SELLER

         XII.1 Indemnification. In addition to and not in limitation of the indemnities provided in Article XI (which Article sets forth the exclusive remedy of Purchaser and Seller in respect of the matters covered thereby), the repurchase obligations of Seller set forth in Section 12.3 below and other remedies that may be available at law or in equity, from and after the Closing Date, subject to the other provisions of this Article XII, Seller, jointly and severally, agrees to indemnify Purchaser and its Affiliates and each of their respective current, former and future officers, directors, agents and employees (collectively, the "Indemnified Purchaser Entities") and to hold each of them harmless from and against, and agrees to assume liability for, any and all Damages suffered, paid or incurred by any Indemnified Purchaser Entity resulting from:

         (a) any breach of any of the representations and warranties made by either Seller to Purchaser in this Agreement;

         (b) any breach by either Seller of any covenant, obligation or agreement of either Seller contained in this Agreement;

         (c) any obligation, debt, commitment or liability of either Seller that is not an Assumed Liability;

         (d) No Bids in excess of $100,000 in the aggregate, including without limitation those resulting in Buydowns where, within two (2) years after the Closing Date, the VA elects a No Bid and notifies Purchaser of such election, or Purchaser effects a Buydown; provided that Purchaser, when commercially reasonable, has mitigated its relevant damage by utilization of a Buydown;

         (e) damages on Delinquent Loans; provided, however, that the amount of damages indemnifiable under this Section 12.1(e) shall not exceed $2,000 for each Delinquent Loan that is insured by FHA or guaranteed by VA (plus the No Bid protection specified in Section 12.1(d) above) or $500 for each other Delinquent Loan and provided further that this Section 12.1(e) shall not affect in any way Purchaser's right to indemnification under any other provision of this Section 12.1;

         (f) damages attributable to any Recourse feature of the Servicing Portfolio that was not listed in Section 5.6 of the Disclosure Schedule; and

         (g) damages on any Mortgage Loan listed in Section 5.10, and any costs or expenses incurred in servicing such Mortgage Loans which, in Seller's good faith determination, exceed costs and expenses customarily incurred in servicing Mortgage Loans; provided that this Section 12.1(g) shall not affect in any way Purchaser's right to indemnification under any other provision of this Section 12.1.

         XII.2 Indemnification Procedure. (a) If an Indemnified Purchaser Entity believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this
Article XII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Purchaser Entity shall promptly assert its claim for indemnification by giving a Claim Notice to Seller. Each Claim Notice shall describe the claim in reasonable detail. The failure to so notify Seller shall not relieve Seller of any obligation to indemnify any Indemnified Purchaser Entity unless such failure materially prejudices the rights or increases the liability of Seller with respect to the claim to which the Claim Notice relates and then Seller's obligation to indemnify shall be reduced only by the amount that it actually has been damaged thereby.

         (b) If any claim or demand by an Indemnified Purchaser Entity under this Article XII relates to an action or claim filed or made against an Indemnified Purchaser Entity by a third party, Seller may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 12.2(b)) and with its own counsel, provided that such counsel is reasonably satisfactory to the Indemnified Purchaser Entity in the exercise of its reasonable discretion. If, within 30 days of receipt from an Indemnified Purchaser Entity of any Claim Notice with respect to a third-party action or claim, Seller (i) advises such Indemnified Purchaser Entity in writing that Seller will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Purchaser Entity may (subject to Seller's continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim. Unless and until Seller makes an election in accordance with this Section 12.2(b), all of the Indemnified Purchaser Entity's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Purchaser Entity shall make available to Seller all information reasonably available to such Indemnified Purchaser Entity relating to such action or claim. In addition, the parties hereto shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If Seller elects to defend any such action or claim, then the Indemnified Purchaser Entity shall be entitled to participate in such defense with the counsel of its choice, which shall be reasonably acceptable to Seller, at such Indemnified Purchaser Entity's sole cost and expense. Notwithstanding anything contained herein to the contrary, if the Indemnified Purchaser Entity reasonably believes that the assumption of the defense or prosecution of all or a portion of such action or claim is necessary to assure that its right or ability to enforce any portion of the Mortgage Loans or Servicing or its other mortgage loans or servicing rights or to assure that its method of doing business or its authority and approvals to service or originate loans are not materially impaired, then, upon notice from Purchaser, Seller shall permit such assumption by Purchaser, and such assumption, by itself, shall not affect any Indemnified Purchaser Entity's right to indemnification hereunder. Neither Seller nor the Indemnified Purchaser Entity shall be entitled to settle, compromise or otherwise dispose of any action or claim of more than $50,000 without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

         XII.3 Repurchase of Mortgage Loans and Servicing. (a) In the event that
(i) an Investor requests repurchase of a Mortgage Loan as a result of any act, error or omission of Seller, any Originator or any Prior Servicer, or any employee, agent or representative acting on their behalf, or as a result of any other fact or circumstance pertaining to the period prior to the Closing Date,
(ii) there exists a basis to demand indemnification under Section 12.1 that materially and adversely affects the value or marketability of the related Mortgage Loan or Servicing or (iii) any of the Servicing proves to have a Recourse feature not expressly identified in the magnetic media furnished to Purchaser by Seller and described in Section 5.2 hereof, Purchaser shall provide Seller with a written notice (a "Claim Notice") identifying the basis for the repurchase request or indemnification demand. If Seller fails to cure the same within thirty calendar days (or such lesser time as may be required by an Investor, Insurer or third party claimant) from the date Purchaser provides the Claim Notice to Seller, upon Purchaser's demand, in addition to any other rights and remedies that Purchaser may have hereunder, at law or in equity (but subject to any limitations of the applicable Investor), Seller, jointly and severally, shall repurchase from Purchaser or the applicable Investor (as applicable): (A) the Servicing pertaining to the applicable Mortgage Loan; (b) such Mortgage Loan; and/or (C) the related REO.

         (b) The purchase price for any Servicing, Mortgage Loan or REO repurchase pursuant hereto shall be the sum of (1) if the repurchase occurs within five (5) years of the Closing Date and involves Servicing, the outstanding unpaid principal balance of the Mortgage Loan as of the date of repurchase, multiplied by 1.25% (the "Purchase Price Percentage"); (2) if the repurchase also involves the related Mortgage Loan or REO, the outstanding principal balance of the Mortgage Loan and all accrued and unpaid interest thereon as of the date of repurchase or, in the case of REO, at the time of the completion of the Foreclosure of the Mortgage Loan; (3) the amount of any outstanding Advances related to the applicable Mortgage Loan and the related Servicing; and (4) any unreimbursed Damages incurred by Purchaser through the date of repurchase in connection with the applicable Mortgage Loan.

         (c) When Seller is required to make a repurchase under Section 12.2(a), such repurchase shall be accomplished by wire transfer within five (5) Business Days following Seller's receipt of the Claim Notice from Purchaser pursuant hereto (or such lesser time as may be required by an Investor). Upon completion of such repurchase by Seller, Purchaser shall forward to Seller all servicing records and all documents in Purchaser's possession relating to the subject of such repurchase.

         XII.4 General. (a) Each Indemnified Purchaser Entity shall be obligated in connection with any claim for indemnification under this Article XII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Purchaser Entity with regard to the applicable claims under insurance policies issued with respect to a particular Mortgage Loan or pool of Mortgage Loans. The amount which Seller is or may be required to pay to any Indemnified Purchaser Entity pursuant to this Article XII shall be reduced (retroactively, if necessary) by any insurance proceeds received under any such insurance policies or other amounts actually recovered (net of any direct collection costs, including without limitation costs incurred in pursuing such insurance proceeds) by or on behalf of such Indemnified Purchaser Entity in reduction of the related Damages. If an Indemnified Purchaser Entity shall have received the entire payment required by this Agreement in respect of Damages and shall subsequently receive insurance proceeds under any such insurance policies or other amounts in respect of such Damages, then such Indemnified Purchaser Entity shall promptly repay to Seller a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct collection costs). The provisions of this Section 12.4 shall not obligate an Indemnified Purchaser Entity to attempt to obtain insurance proceeds under any general corporate insurance policy or other insurance policy not issued with respect to a particular Mortgage Loan or pool of Mortgage Loans.

         (b) In addition to the requirements of Section 12.4 (a) each Indemnified Purchaser Entity shall be obligated in connection with any claim for indemnification under this Article XII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages, including without limitation with respect to brokers, Correspondents and Originators, the commercially reasonable utilization by Purchaser of any repurchase rights, or other indemnity arrangement held by or available to it; provided, however, that Purchaser shall not be required to file suit against any third party as a condition to indemnification by Seller hereunder.

         (c) Subject to the rights of insurers of an Indemnified Purchaser Entity, Seller shall be subrogated to any right of action which the Indemnified Purchaser Entity may have against any other Person, other than another Indemnified Purchaser Entity, with respect to any matter giving rise to a claim for indemnification hereunder.

         XII.5  Allocation of Risk. For purposes of  indemnification  under this
Article XII, the representations and warranties of Seller contained in this Agreement shall (except with respect to Section 4.5(a), the reference to Section
4.14 of the Disclosure  Schedule contained in Section 4.14(b),  the reference to
Section 4.15 of the Disclosure Schedule contained in Section 4.15 and the reference to Section 5.6 of the Disclosure Schedule contained in Section 5.6) be deemed to have been made without (a) any exception to such representations or warranties set forth in the Disclosure Schedule or (b) any limitation or qualification as to materiality or knowledge with respect to such representations and warranties, in each case that are set forth in any such representation or warranty or in the Disclosure Schedule, it being the intention of the parties hereto that Purchaser and each Indemnified Purchaser Entity shall be indemnified and held harmless from and against any and all Damages resulting from the failure of any such representation or warranty to be true, correct and complete in any respect or the failure by Seller to duly and punctually perform any covenant, agreement or undertaking of Seller contained in this Agreement or in any agreement entered into by the parties pursuant to this Agreement.


         XII.6 Materiality Thresholds. Any claim for indemnification by Purchaser which arises under Section 12.1(a), (b) or (c) shall not be permitted unless such claim (i) is an individual claim in excess of $500, or (ii) relates to or arises out of any class action (including individual claims of less than $500), or (iii) forms the basis of an indemnity or repurchase demand by any Investor, or (iv) forms the basis of any enforcement, reimbursement, penalty or related action by a Governmental Authority. In addition, Purchaser shall not be entitled to any indemnification from Seller under this Article XII until such time as its claims under this Article XII shall equal in the aggregate at least $10,000.

                                  ARTICLE XIII

                          INDEMNIFICATION BY PURCHASER

         XIII.1 Indemnification. In addition to and not in limitation of the indemnities provided in Article XI (which Article sets forth the exclusive remedy of Purchaser and Seller in respect of the matters covered thereby), from and after the applicable Transfer Date with respect to matters related to the Servicing Portfolio or the Closing Date with respect to all other matters, subject to the other provisions of this Article XIII, Purchaser agrees to indemnify Seller and each of its current, former and future officers, directors, agents and employees (collectively, the "Indemnified Seller Entities") and to hold each of them harmless from and against, and agrees to assume liability for, any and all Damages, suffered, paid or incurred by any Indemnified Seller Entity resulting from:

         (a) any claims, liabilities or obligations of such Indemnified Seller Entity (other than with respect to the matters covered by Article XI) that constitute an Assumed Liability;

         (b) any breach of any of the representations and warranties made by Purchaser to Seller in this Agreement;

         (c) any breach by Purchaser of any covenant, obligation or agreement of Purchaser contained in this Agreement; or

         (d) any failure of Purchaser to administer the Purchased Assets and Acquired Business after the Closing Date in accordance with the Regulations.

         XIII.2 Indemnification Procedure. (a) If an Indemnified Seller Entity believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Seller Entity shall promptly assert its claim for indemnification by giving a Claim Notice to Purchaser. Each Claim Notice shall describe the claim in reasonable detail. The failure to so notify Purchaser shall not relieve Purchaser of any obligation to indemnify any Indemnified Seller Entity unless such failure materially prejudices the rights or increases the liability of Purchaser with respect to the claim to which the Claim Notice related and then Purchaser's obligation to indemnify shall be reduced only by the amount that it actually has been damaged thereby.

         (b) If any claim or demand by an  Indemnified  Seller Entity under this
Article XIII relates to an action or claim filed or made against such Indemnified Seller Entity by a third party, Purchaser may elect at any time to negotiate a settlement or compromise of any such action or claim or to defend any such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 13.2 (b)) and with its own counsel; provided that such counsel is satisfactory to the Indemnified Seller Entity in the exercise of its reasonable discretion. If, within 30 days of receipt from an Indemnified Seller Entity of any Claim Notice with respect to a third party action or claim, Purchaser (i) advises such Indemnified Seller Entity that Purchaser will not elect to defend, settle or compromise such action or claim, or (ii) fails to make such an election in writing, such Indemnified Seller Entity may (subject to Purchaser's continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim. Unless and until Purchaser makes an election in accordance with this Section 13.2(b), all of such Indemnified Seller Entity's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Seller Entity shall make available to Purchaser all information reasonably available to it relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If Purchaser elects to defend any such action or claim, then the Indemnified Seller Entity shall be entitled to participate in such defense with counsel of its choice, which shall be reasonably acceptable to Purchaser, at such Indemnified Seller Entity's sole cost and expense. Neither Purchaser nor the Indemnified Seller Entity shall be entitled to settle, compromise or otherwise dispose of any action or claim of more than $50,000 without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

         XIII.3 General. (a) Each Indemnified Seller Entity shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Seller Entity with regard to the applicable claims under insurance policies issued with respect to a particular Mortgage Loan or pool of Mortgage Loans. The amount which Purchaser is or may be required to pay to any Indemnified Seller Entity pursuant to this Article XIII shall be reduced (retroactively, if necessary) by any insurance proceed received under any such insurance policies or other amounts actually recovered (net of any direct collection costs, including without limitation costs incurred in pursuing such insurance proceeds) by or on behalf of such Indemnified Seller Entity in reduction of the related Damages. If an Indemnified Seller Entity shall have received the entire payment required by this Agreement in respect of Damages and shall subsequently receive insurance proceeds under any such insurance policies or other amounts in respect of such Damages, then such Indemnified Seller Entity shall promptly repay to Purchaser a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct collection costs). The provisions of this Section 13.3 shall not obligate an Indemnified Seller Entity to attempt to obtain insurance proceeds under any general corporate insurance policy or other insurance policy not issued with respect to a particular Mortgage Loan or pool of Mortgage Loans.

         (b) In addition to the requirements of Section 13.3(a), each Indemnified Seller Entity shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

         (c) Subject to the rights of insurers of an Indemnified Seller Entity, Purchaser shall be subrogated to any right of action which the Indemnified Seller Entity may have against any other Person, other than another Indemnified Seller Entity, with respect to any matter giving rise to a claim for indemnification hereunder.

         XIII.4 Allocation of Risk. For purposes of  indemnification  under this
Article XIII, the representations and warranties of Purchaser contained in this Agreement shall (except with respect to Section 6.6) be deemed to have been made without any limitation or qualification as to materiality or knowledge with respect to such representations and warranties, in each case that are set forth in any such representation or warranty, it being the intention of the parties hereto that Seller and each Indemnified Seller Entity shall be indemnified and held harmless from and against any and all Damages resulting from the failure of any such representation or warranty to be true, correct and complete in any respect or the failure by Purchaser to duly and punctually perform any covenant, agreement or undertaking of Purchaser contained in this Agreement or in any agreement entered into by the parties pursuant to this Agreement.


                                   ARTICLE XIV

                               GENERAL PROVISIONS

         XIV.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid, to the parties at the following addresses:

         (a)      if to Purchaser, to it at:

                  HomeSide Lending, Inc.
                  7301 Baymeadows Way
                  Jacksonville, Florida  32256
                  Attention:  Hugh R. Harris, President and C.O.O.
                  Facsimile:  904-281-3062
         with copies to:

                  HomeSide Lending, Inc.
                  7301 Baymeadows Way
                  Jacksonville, Florida  32256
                  Attention:  Robert J. Jacobs, General Counsel
                  Facsimile:  904-281-3062

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:  David M. Huggin
                  Facsimile:  212-558-3588

         (b)      if to Seller, to it at:

                  Banc One Mortgage Corporation
                  111 Monument Circle
                  Indianapolis, Indiana  46204
                  Attention:  Donald K. Erling, President
                  Facsimile:  317-321-8468

         with copies to:

                  Banc One Corporation
                  100 East Broad Street
                  Columbus, Ohio  43271
                  Attention:  Steve Bennett, General Counsel
                  Facsimile:  614-248-2010

                  Banc One Corporation
                  100 East Broad Street
                  Columbus, Ohio  43271
                  Attention:  Chairman

or to such other Person or address as either party shall specify by notice in writing to the other party in accordance with this Section 14.1. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or facsimile transmission (with telephone confirmation) or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

         XIV.2 Interpretation. The table of contents of and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         XIV.3 Amendment and Modification; Waiver. (a) This Agreement and the Disclosure Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         (b) At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may, by an instrument in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of the other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

         XIV.4 Entire Agreement. This Agreement (including the Disclosure Schedules, Exhibits and any agreement executed by (a) Seller and (b) Purchaser or any Affiliate of Purchaser on the Effective Date), the Preferred Partner Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         XIV.5 Fees and Expenses. Except as otherwise expressly provided herein, Seller shall be responsible for all transfer and recording fees, costs with respect to delivery of the custodial and other loan files and mortgage servicing records relating to the Mortgage Loans and other related costs incurred by Seller in its performance of its obligations under this Agreement, together with fees of Seller's document custodian, attorneys and accountants. Purchaser shall pay all data processing costs incurred by Purchaser in connection with this Agreement, and other related costs of Purchaser in its performance of its obligations under this Agreement, together with fees of Purchaser's attorneys and accountants.

         XIV.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person (including without limitation employees of Seller or Investors) other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         XIV.7 Certain Remedies. (a) It is recognized that damages in the event of a breach by Seller of Sections 7.6 or 7.12 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Purchaser has the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Purchaser may have. The parties agree that the restrictions and agreements contained herein are reasonable, are the product of arm's-length negotiation and are necessary for the Purchaser to protect the goodwill and other interests which they are purchasing under this Agreement; provided, however, in the event that any part of Section 7.6 or 7.12 shall be found to be unenforceable, but would be valid and enforceable if another part of such Section were deleted or otherwise modified, then such restrictions in Section 7.6 or 7.12 shall apply with such deletions and modifications as shall be necessary to make them valid and enforceable.

         (b) It is recognized that damages in the event of breach by Purchaser or its Affiliates of Section 7.6 or 7.12 would be difficult, if not impossible, to ascertain, and it is therefore agreed that Seller has the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining an such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which Seller may have. The parties agree that the restrictions and agreements contained herein are reasonable, are the product of arms-length negotiation and are necessary for Seller to protect the goodwill and other interests which they are retaining under this Agreement; provided, however, in the event that any part of Section 7.6 or 7.12 shall be found to be unenforceable, but would be valid and enforceable if another part of such Section were deleted or otherwise modified, then such restrictions in Sections 7.6 or 7.12 shall apply with such deletions and modifications as shall be necessary to make them valid and enforceable.

         XIV.8 Assignment; Binding Effect. This Agreement shall not be assigned by either Seller or (until payment of the Purchase Price) Purchaser hereto without the prior written consent of the other parties; provided, however, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         XIV.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

         XIV.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

NY12531: 223709.12
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all on the Effective Date.

                                Seller:
                                           BANC ONE CORPORATION


                                           By:  /s/ William P. Boardman
                                 Name:          William P. Boardman
                                Title:          Senior Executive Vice President


                                           BANC ONE MORTGAGE CORPORATION


                                           By:  /s/ Brad L. Connor
                                 Name:          Brad L. Connor
                                Title:          Executive Vice President


                              Purchaser:
                        HOMESIDE LENDING, INC.


                                           By:  /s/ Hugh R. Harris
                                 Name:          Hugh R. Harris
                                Title:          President

                                                                       Exhibit A




HomeSide Lending, Inc.
7301 Baymeadows Way
Jacksonville, FL 32256



Ladies and Gentlemen:

         I have acted as counsel to Banc One Mortgage Corporation (the "Company") and Banc One Corporation ("Banc One") (collectively, the "Seller") and to each of Banc One's direct or indirect subsidiary banks listed on Schedule 1 attached hereto (the "Affiliate Banks") with respect to certain matters in connection with the sale by the Seller of certain assets pursuant to that certain Asset Purchase Agreement by and between Seller and HomeSide Lending, Inc. (the "Purchaser"), dated as of April 1, 1998, (the "Purchase Agreement") and other Ancillary Agreements, as defined below. This opinion is provided to and at the request of the Purchaser pursuant to Section 9.2(h) of the Purchase Agreement. Capitalized terms not otherwise herein have the meanings set forth in the Purchase Agreement.

         In connection with rendering this opinion letter, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the following:

     A.   The Purchase Agreement;

     B.    The  Operating   Agreement  by and between Banc One and the Purchaser
           dated as of April 1, 1998;

     C.    The  Correspondent  Loan  Purchase  Agreement  by  and  between   the
           Company and the Purchaser dated as of April 1, 1998;

     D. The Delegated Underwriting Agreement by and between the Company and the Purchaser dated as of April 1, 1998;

     E. The PMSR Flow Agreement by and between the Company and the Purchaser dated as of April 1, 1998;

     F. The Marketing Agreement by and between Banc One and the Purchaser dated as of April 1, 1998;

     G. The Transitional Agreement by and among Banc One, the Company and the Purchaser dated as of [__________], 1998;

     H. The Servicing Agreement by and between the Affiliate Banks and the Purchaser dated as of April 1, 1998 (the Operating Agreement, the Correspondent Loan Purchase Agreement, the Delegated Underwriting Agreement, the PMSR Flow Agreement, the Marketing Agreement, the Servicing Agreement, and the Transitional Agreement and collectively referred to hereinafter as the "Ancillary Agreements")

     I. The Company's articles of incorporation and bylaws, Banc One's articles of incorporation and code of regulations, and each Affiliate Banks' articles of association or articles of incorporation, as the case may be, and bylaws, in each case as amended to date; and

     J. Resolutions adopted by the board of directors of the Company, Banc One and the Affiliate Banks with specific reference to actions relating to the transaction covered by this opinion (the "Board Resolutions").

         In rendering this opinion we have made the following assumptions:

                  1. All documents submitted to or reviewed by us are accurate and complete and if not originals are true and correct copies of the originals; the signatures on each of such documents by the parties thereto are genuine; each individual who signed such documents had the legal capacity to do so; all persons who signed such documents on behalf of a corporation were duly authorized to do so, provided that this last assumption does not apply to the persons signing on behalf of the Seller or the Affiliate Banks, as applicable, with respect to the Purchase Agreement and Ancillary Agreements, and we have assumed that there are no amendments, modifications or supplements to any document submitted to or reviewed by us;

                  2. The Purchaser has the corporate power and authority to execute and deliver the Purchase Agreement and Ancillary Agreements, as applicable, and to perform its obligations thereunder;

                  3. The execution of the Purchase Agreement and Ancillary Agreements by Purchaser has been duly authorized or ratified by all requisite corporate action, and the Purchase Agreement and Ancillary Agreements have been duly executed and delivered by Purchaser;

                  4. The Purchase Agreement and Ancillary Agreements constitute binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms;

         Based on and subject to the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware. Banc One is a national bank holding company duly organized and validly existing under the laws of the State of Ohio. The Affiliate Banks are each a national banking association duly organized and validly existing under the laws of the United States, or a state banking institution duly organized and validly existing under the laws of the jurisdiction of its organization, as applicable. The Company possesses all governmental qualifications, permits, licenses, approvals and registrations that are necessary to enable the Company to conduct its mortgage banking business.

                  2. Each of the Company, Banc One and the Affiliate Banks has the corporate power and authority to execute and deliver the Purchase Agreement and Ancillary Agreements, as applicable, and to perform their respective obligations thereunder;

                  3. The execution of the Purchase Agreement and Ancillary Agreements by the Company, Banc One and the Affiliate Banks has been duly authorized or ratified by all requisite corporate action, and the Purchase Agreement and Ancillary Agreements have been duly executed and delivered by the Company, Banc One and the Affiliate Banks.

                  4. The Purchase Agreement and Ancillary Agreements constitute a legal, valid, and binding obligation of the Company, Banc One and the Affiliate Banks, as applicable, enforceable against the Company Banc One and the Affiliate Banks, as applicable, according to their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance and other debtor relief laws of general applicability, the effect of general principles of equity, whether applied by a court of law or equity.

                  5. Either (i) no consent, approval, authorization or order of any court or government agency or body is required for the execution, delivery and performance by the Company, Banc One and the Affiliate Banks, as applicable, of or compliance by the Company, Banc One and the Affiliate Banks, as applicable, with the Purchase Agreement and Ancillary Agreements or the sale and delivery of the Purchased Assets or the consummation of the transactions contemplated by the Purchase Agreement and Ancillary Agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company, Banc One and the Affiliate Banks.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Purchase Agreement and Ancillary Agreements (a) result in a breach of or constitutes a default under the terms of any indenture or other agreement or instrument to which the Company, Banc One or the Affiliate Banks is a party or by which either of them is bound or to which either of them is subject, or (b) violate (i) any statute or regulation promulgated thereunder relating to the purchase and sale of Purchased Assets as contemplated by the Purchase Agreement and Ancillary Agreements or (ii) any order, rule, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, Banc One or the Affiliate Banks is subject or by which either of them or their properties is or are bound.

                  7. There is no action, suit, proceeding or investigation pending or threatened against the Company, Banc One or the Affiliate Banks which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, Banc One or the Affiliate Banks or in any material impairment of the right or ability of the Company, Banc One or the Affiliate Banks to carry on its business substantially as now conducted or in any material liability on the part of the Company, Banc One or the Affiliate Banks or which would draw into question the validity of the Purchase Agreement and Ancillary Agreements or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company, Banc One or the Affiliate Banks to perform under the terms of the Purchase Agreement and Ancillary Agreements.


                                                  Very truly yours,


                                                  ------------------------------

                                                                      Schedule 1


Banc One Affiliate Banks

1.   Bank One, Arizona, NA
2.   Bank One, Colorado, NA
3.   Bank One, Illinois, NA
4.   Bank One, Indiana, NA
5.   Bank One, Kentucky, NA
6.   Bank One, Louisiana, NA
7.   Bank One, NA
8.   Bank One, Oklahoma, NA
9.   Bank One, Texas, NA
10.  Bank One, Utah, NA
11.  Bank One, West Virginia, NA
12.  Bank One, Wheeling-- Steubenville, NA
13.  Bank One, Wisconsin (a Wisconsin State bank)

                                                                       Exhibit D


                              BANC ONE CORPORATION
                          BANC ONE MORTGAGE CORPORATION


                              OFFICERS' CERTIFICATE


         __________, [President], and __________, [Chief Financial Officer], of Banc One Corporation, and __________, [President] and ___________, [Chief Financial Officer], of Banc One Mortgage Corporation (together, "Sellers"), pursuant to Section 9.2(e) of the Asset Purchase Agreement, dated as of April 1, 1998 (the "Agreement"), between Sellers and HomeSide Lending, Inc., hereby certify as follows:
                  (a) The representations and warranties of Sellers contained in
         Article IV and Article V of the Agreement are true and correct in all material respects as of the date hereof as though made at and as of the date hereof (except to the extent that any such representation or warranty is made as of a specific date prior to the date hereof, in which case such representation or warranty was true and correct in all material respects as of such date).

                  (b) Sellers have performed in all material respects all obligations and agreements, and have complied in all material respects with all covenants and conditions contained in the Agreement to be performed or complied with by them prior to or at the date hereof.

IN WITNESS WHEREOF, we have hereunto signed our names as of this ____ day of __________, 1998.

                              BANC ONE CORPORATION



                                            By:  ____________________
                                      Name:
                                      Title: [President]



                                            By:  ____________________
                                      Name:
                                      Title: [Chief Financial
                                              Officer]


                                            BANC ONE MORTGAGE CORPORATION



                                            By:  ____________________
                                      Name:
                                      Title: [President]



                                            By:  ____________________
                                      Name:
                                      Title: [Chief Financial
                                              Officer]

                                                                       Exhibit E


                             HOMESIDE LENDING, INC.


                              OFFICERS' CERTIFICATE


     __________, [President], and __________, [Chief Financial Officer], of HomeSide Lending, Inc. ("Purchaser"), pursuant to Section 9.2(e) of the Asset Purchase Agreement, dated as of April 1, 1998 (the "Agreement"), among Banc One Corporation, Banc One Mortgage Corporation and Purchaser, hereby certify as follows:
                  (a) The representations and warranties of Purchaser contained in Article VI of the Agreement are true and correct in all material respects as of the date hereof as though made at and as of the date hereof.

                  (b) Purchaser has performed in all material respects all obligations and agreements, and has complied in all material respects with all covenants and conditions contained in the Agreement to be performed or complied with by it prior to or at the date hereof.

         IN WITNESS WHEREOF, we have hereunto signed our names as of this ____ day of __________, 1998.

                             HOMESIDE LENDING, INC.



                                            By:  ____________________
                                      Name:
                                      Title: [President]



                                            By:  ____________________
                                      Name:
                                      Title: [Chief Financial
                                              Officer]